UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Jet Token Inc.

(Exact name of registrant as specified in its charter)

Delaware	32-0570872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10845 Griffith Peak Drive, Suite 200 Las Vegas, NV	89135
(Address of principal executive offices)	(Zip Code)

702-747-4000

Registrant’s telephone number, including area code

Non-voting Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Jet Token”, ”we,” “us,” “the company” or “the Company” refers to Jet Token Inc. and its consolidated subsidiaries.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. BUSINESS

Overview

Our business strategy combines concepts from fractional jet membership programs with innovations in artificial intelligence, also referred to herein is “AI.” Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as on our own aircraft. In July 2021, we leased a HondaJet aircraft under a short-term lease arrangement, which terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired four HondaJet Elite aircraft under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, all four of which have been sold as discussed below, with three of the four aircraft having been delivered in 2022. Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) (“Cirrus”) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC. Cirrus has additionally developed a safety co-pilot training program in coordination with the FAA and a local flight training academy for licensed pilots already skilled with the Garmin 1000 avionics suite.

We offer the following programs for our HondaJet Elite aircraft:

●	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of an initial up-front fee, a monthly fee, and a fixed hourly rate on the jet.
●	Jet card program: A membership in our jet card program generally includes 10, 25 or 50 occupied hours of usage per year with 24 hours of notice. Members generally pay 100% upfront and then fly for a fixed hourly rate over the next twelve months. Those who require guaranteed availability may pay a membership fee for an additional charge. Jet card program members may interchange as a set ratio per aircraft onto any one of twenty jets operated by our partner, Cirrus.

In addition to servicing members, fractional owners and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to twenty of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, CJ4, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

Our booking platform displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We offer users the ability to request a jet and to simultaneously task us with seeking a lower-cost otherwise superior alternative. Our App is directly connected via API to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We currently accept both cash and blockchain currency, which our payment processor promptly converts to fiat currency prior to confirming a booking.

Business Combination

This section describes the material provisions of the Merger Agreement (as defined below) but does not purport to describe all of the terms thereof. The following summary and description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as an exhibit to this report and is incorporated herein by reference. The transactions described under “– The Merger” below are collectively referred to in this report as the “Business Combination.”

The consummation of the transactions contemplated by the Merger agreement are subject to a number of conditions, as described under “ – Conditions to Obligations Under the Merger Agreement” below, notably the approval by the requisite affirmative vote of the shareholders of the Acquiror (as defined below), a Registration Statement on Form S-4 being declared effective and remaining in effect; the shares of Domesticated Acquiror Common Stock and Merger Consideration Warrants (each as defined below) being listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, and the Acquiror having at least $5,000,001 of net tangible assets following the exercise of Redemption Rights (as defined below) in accordance with the Acquiror’s organizational documents. As a result, there is no assurance that the transactions described below will occur.

Stockholders of Jet Token Inc. and other interested parties are urged to read the Merger Agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

The Merger

On February 24, 2023, we entered into a Business Combination Agreement and Plan of Reorganization (the “Merger Agreement”) with Oxbridge Acquisition Corp., a Cayman Islands-based blank check company (“Oxbridge” or the “Acquiror”), OXAC Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Acquiror (“First Merger Sub”) and OXAC Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Acquiror (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”).

Oxbridge is a Cayman Islands-exempted, Cayman Islands-based blank check company incorporated in 2021. Oxbridge was formed with the purpose of entering into a merger in the field of blockchain technology, artificial intelligence, and insurance technology.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement, the following transactions will occur:

1.	Domestication. Prior to the closing of the First Merger (the “Closing”), the Acquiror shall: (a) domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Cayman Islands Companies Act (As Revised) (the “Companies Act”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, the “Domestication”); (b) file a certificate of incorporation (the “Domestication Certificate of Incorporation”) with the Secretary of State of Delaware; and (c) adopt bylaws (the “Domestication Bylaws” and collectively with the Domestication Certificate of Incorporation, the “Domestication Organizational Documents”).

2.	Name Change. In connection with the Domestication, Acquiror will be renamed “Jet.AI Inc.”

3.	Acquiror Stock Conversion. In connection with and as part of the Domestication, the Acquiror’s securities shall be converted in accordance with the following (such conversions, the “Acquiror Stock Conversion”):

a.	each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of the Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”);

b.	each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock;

c.	each then issued and outstanding whole warrant to purchase shares of Acquiror Class A Common Stock shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (each, a “Domesticated Acquiror Warrant”), pursuant to that certain Warrant Agreement dated August 11, 2021, by and between the Acquiror and Continental Stock Transfer & Trust Company;

d.	each then issued and outstanding unit to purchase one share of Acquiror Class A Common Stock and one Acquiror Warrant shall convert automatically into a unit of the Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (each, a “Domesticated Acquiror Unit”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one Domesticated Acquiror Warrant; and

e.	each then issued and outstanding share of Acquiror Preferred Stock shall continue to exist as preferred stock of the Acquiror in accordance with the Domestication Certificate of Incorporation.

4.	Company Preferred Stock Conversion. Immediately prior to the Effective Time (as defined in clause (iv) below), we will cause our preferred stock to be converted as follows (such conversion, the “Company Preferred Stock Conversion”): (a) each share of our Series Seed Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of our voting Common Stock at the then-effective conversion rate as calculated pursuant to our Certificate of Incorporation, and (b) each share of our Series CF Non-Voting Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of our voting Common Stock at the then-effective conversion rate as calculated pursuant to our Certificate of Incorporation.

5.	First Merger. Following the Domestication, the Acquiror Stock Conversion, and the Company Preferred Stock Conversion, the parties to the Merger Agreement will file a Certificate of Merger with the Delaware Secretary of State, (the date and time of the filing of such Certificate of Merger, the “Effective Time”), pursuant to which First Merger Sub will merge with and into our company (such transaction, the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of the Acquiror.

6.	Second Merger. As soon as practicable after the Effective Time but in any event within three days of the Effective Time, the parties to the Merger Agreement shall file a Certificate of Merger with the Delaware Secretary of State (the date and time of the filing of such Certificate of Merger, the “Second Effective Time”), pursuant to which the Company will merge with and into Second Merger Sub (such transaction, the “Second Merger”; and together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger.

Merger Consideration

As consideration for the Mergers, at the Effective Time, each share of our Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Common Stock resulting from the Preferred Stock Conversion) shall be canceled and converted into the right to receive: (i) the number of shares of Domesticated Acquiror Common Stock equal to the Stock Exchange Ratio (the “Per Share Stock Merger Consideration”), plus (ii) a warrant (each, an “Merger Consideration Warrant”) to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio (the “Per Share Warrant Merger Consideration”; and together with the Per Share Stock Merger Consideration, the “Per Share Merger Consideration”), with each Merger Consideration Warrant being exercisable during the ten-year period following the Effective Time at an exercise price of $15.00 per share.

The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Class A Common Stock, Acquiror Class B Common Stock and/or Domesticated Acquiror Common Stock occurring on or after the date hereof and prior to the Effective Time. In addition, the Per Share Merger Consideration shall be adjusted for the Company’s Net Indebtedness (as defined in the Merger Agreement) as of the Closing.

Conversion or Cancellation of Other Securities

1.	Cancellation of Treasury Stock. At the Effective Time, all shares of our Common Stock and our Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

2.	Conversion of First Merger Sub Common Stock. At the Effective Time, each share of the common stock, par value $0.000001 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Company.

3.	Conversion of Company Warrants. Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically be converted into a warrant to acquire: (a) that number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (y) the Stock Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock; and (b) a Merger Consideration Warrant to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be exercisable solely for shares of Domesticated Acquiror Common Stock at an exercise price equal to (1) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (2) the Stock Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent.

4.	Conversion of Company RSU Awards. Effective as of the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time shall automatically be converted into a Restricted Stock Unit Award of the Acquiror (“Acquiror RSU Award”) covering: (a) the number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of our Non-Voting Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Stock Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock; and (b) a Merger Consideration Warrant to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio. Except as specifically provided above, following the Effective Time, each Acquiror RSU Award shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Company RSU Award immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Mergers and any related transactions.

5.	Conversion of Company Options. Effective as of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Common Stock as determined under Section 3.1(e) of the Merger Agreement (such option, an “Assumed Option”). Each Assumed Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the transactions contemplated by the Merger Agreement, including all Schedules and Exhibits thereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates, and instruments executed and delivered by the Acquiror, either of the Merger Subs, or the Company in connection with the transactions and specifically contemplated by the Merger Agreement (collectively, the “Transactions”).

Representations and Warranties

Articles IV and V of the Merger Agreement contain a number of representations and warranties made by each of the Company and the Acquiror as of the date of the Merger Agreement or other specified dates. Certain of the representations and warranties are qualified by materiality or by constituting, in the case of the Company, a “Company Material Adverse Effect,” or in the case of the Acquiror, an “Acquiror Material Adverse Effect,” in each case meaning any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects: (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Acquiror (in the case of an Acquiror Material Adverse Effect) or the Company and the Company Subsidiaries taken as a whole (in the case of a Company Material Adverse Effect); or (ii) would prevent, materially delay or materially impede the performance by the Acquiror, First Merger Sub, or Second Merger Sub (in the case of an Acquiror Material Adverse Effect) or the Company (in the case of a Company Material Adverse Effect) of their or its obligations under the Merger Agreement or the consummation of the Mergers or any of the other Transactions. The definitions of “Company Material Adverse Effect” and “Acquiror Material Adverse Effect” exclude several events and conditions from what constitutes a material adverse effect and from what can be accounted for when determining whether a material adverse effect has occurred. The descriptions provided herein regarding an “Acquiror Material Adverse Effect” or a “Company Material Adverse Effect” are qualified in their entirety by the definitions of those terms in Article I of the Merger Agreement.

Covenants

1.	Reasonable Best Efforts. Each party to the Merger Agreements agreed to use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise, and to cooperate with the others, to consummate and make effective the Transactions and to fulfill the conditions to the Mergers. Each of the parties also agreed to keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication such party or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of the Merger Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions.
2.	Business Conduct. The Company and the Acquiror and the Merger Subs agreed to conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice. Each party further agreed, subject to certain exceptions listed throughout Sections 6.1 and 6.2 of the Merger Agreement, that during the period between the date of the Merger Agreement and the Effective Time or the earlier termination of the Merger Agreement, such party would refrain from conducting certain business activities without the prior written consent of the other party, including but not limited to business activities relating to: (i) amending or otherwise changing such party’s organizational documents; (ii) declaring, setting aside, or making or paying any dividend or other distribution with respect to such party’s capital stock; (iii) reclassifying, combining, splitting, subdividing, redeeming, purchasing, or otherwise acquiring, directly or indirectly, any of such party’s capital stock or warrants (as applicable); (iv) issuing, selling, pledging, disposing of, granting, or encumbering, or authoring any such activities with respect to, any shares of any class of capital stock or other securities or any derivative or convertible securities to acquire any such shares of such capital stock; (v) acquiring other business entities or the securities or material assets from any third party, entering into any strategic joint ventures, partnerships or alliances with any other person, or making loans or advancements or otherwise investing in third parties; (vi) incurring indebtedness, issuing debt securities, or assuming, guaranteeing, or endorsing the obligations of any third party; (vii) making material amendments to accounting policies or procedures; (viii) materially amending any material Tax Return or changing any material method of Tax accounting; (ix) materially amending any Material Contract or entering into any contract that would have been considered a Material Contract had it been entered into prior to entering the Merger Agreement; (x) failing to maintain and protect intellectual property; or (xi) entering into or materially amending any employment agreement or other agreement with a director or officer.

3.	Non-Solicitation. Each party also agreed during the period from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information.
4.	Post-Closing Obligations. The Merger Agreement also contains certain customary post-Closing covenants regarding (i) maintenance of and access to books and records, (ii) tax matters, and (iii) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance.
5.	Form S-4 Registration Statement. The Acquiror agreed, as soon as practicable after executing the Merger Agreement, to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) related to providing the Acquiror’s shareholders with the opportunity to exercise their Redemption Rights and registering under the Securities Act of 1933 the shares of Domesticated Acquiror Common Stock, Merger Consideration Warrants, and Assumed Options to be issued or issuable (i) in the Domestication and (ii) to the Company’s security holders pursuant to the Merger Agreement, including the shares of Domesticated Acquiror Common Stock issuable upon exercise of the Merger Consideration Warrants and Assumed Options in accordance with their terms.
6.	Proxy Statement. The Registration Statement must contain a proxy statement on Schedule 14A (the “Proxy Statement”), relating to the meeting of the Acquiror’s shareholders (the “Acquiror Stockholders’ Meeting”) to be held to consider: (i) the approval and adoption of the Merger Agreement, the Mergers, and the Transactions; (ii) the approval of the Domestication, including the Domestication Organizational Documents; (iii) the issuance of the number of shares of Domesticated Acquiror Common Stock to be issued or issuable (a) in the Domestication, and (b) to the Company’s shareholders pursuant to the Merger Agreement, in each case if required under the rules and regulations of the Nasdaq Capital Market; (iv) the adoption and approval of the Advisory Charter Proposals; (v) the approval and adoption of a new equity incentive plan (the “Omnibus Incentive Plan”); (vi) the election of directors to the Acquiror Board of Directors; and (vii) any other proposals the parties mutually deem necessary or desirable to consummate the Transactions (such proposals, collectively, the “Acquiror Proposals”).
7.	Stockholder Approval. The parties to the Merger Agreement made customary covenants regarding the Registration Statement and the Proxy Statement. In addition, the Acquiror agreed to obtain the required stockholder approvals in the manner required under its organizational documents and applicable law for the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions contemplated thereby. Furthermore, as promptly as practicable following the date upon which the Registration Statement becomes effective, the Company agrees to solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL (the “Written Consent”) as necessary to authorize the Merger Agreement and consummate the Transactions.

No Survivability

The representations, warranties, covenants, obligations, or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement do not survive the Closing. All such representations, warranties, covenants, obligations, or other agreements terminate and expire upon the occurrence of the Closing (and there will be no liability after the Closing in respect thereof), except for (i) the covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (ii) Article X of the Merger Agreement and any corresponding definitions set forth in Article I of the Merger Agreement.

Conditions to Obligations Under the Merger Agreement

The obligations of the Company, the Acquiror, and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions: (i) the Written Consent of the Company’s stockholders having been delivered to the Acquiror; (ii) the Acquiror Proposals having been approved and adopted by the requisite affirmative vote of the shareholders of the Acquiror in accordance with the Proxy Statement, the DGCL, the Companies Act, the Acquiror Organizational Documents, and the rules and regulations of the Nasdaq Capital Market; (iii) no Law, rule, regulation, judgment, decree, executive order or award of any Governmental Authority having been enacted, issued, promulgated, enforced, or entered by any Governmental Authority that makes the Transactions, including the Merger, illegal or prohibited; (iv) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been completed and the any waiting period applicable to the consummation of the Transactions under the HSR Act having expired or terminated; (v) the Registration Statement being declared effective and remaining in effect; (vi) the shares of Domesticated Acquiror Common Stock being listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date; (vii) the Acquiror having at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents; (viii) the period for exercising appraisal rights pursuant to Section 262 of the DGCL having lapsed, and holders of not more than 1% of the issued and outstanding shares of Company Common Stock having demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL.

The Merger Agreement further contained the following customary conditions to the obligations of the parties, including the following: (i) the representations and warranties of the other parties being true and correct in all material respects as of the date of the Merger Agreement and the Effective Time (or in such ways or at such times as are set forth in the Merger Agreement); (ii) the other parties having performed or complied in all material respects with all other agreements and covenants required by the Merger Agreement to be performed or complied with on or prior to the Effective Time; (iii) the delivery to the other party of an officer’s certificate, dated as of the date of the Closing, signed by an officer of the Company or by the President of the Acquiror, certifying as to such party’s satisfaction of certain conditions specified in the Merger Agreement; (iv) no Company Material Adverse Effect or Acquiror Material Adverse Effect, as applicable, having occurred between the date of the Merger Agreement and the Effective Time; (v) the resignations of all members of the boards of directors of the Company and the Company Subsidiaries, or of the Acquiror, as applicable, except those directors identified as continuing directors in the Disclosure Schedules; (vi) the other party meeting certain requirements of net working capital or minimum cash, as applicable; (vii) the other party having received a non-retracted fairness opinion that the Mergers are fair to such party from a financial point of view; and (i) with respect to the obligations of the Company, the Acquiror having received employment between certain persons set forth in the Disclosure Schedules and the Company or the Acquiror.

Termination

The Merger Agreement may be terminated and the Mergers and other Transactions may be abandoned at any time before the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the shareholders of the Company or the Acquiror, by:

1.	mutual written consent of the Acquiror and the Company;
2.	either the Acquiror or the Company if the Effective Time shall not have occurred prior to July 1, 2023 (the “Outside Date”), except that no termination can occur by or on behalf of a party that either directly or indirectly through its affiliates breaches or violates the Merger Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII of the Merger Agreement on or prior to the Outside Date;
3.	either the Acquiror or the Company if any U.S. Governmental Authority has enacted, issued, promulgated, enforced, or entered any injunction, order, decree, or ruling (whether temporary, preliminary, or permanent), which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions;
4.	either the Acquiror or the Company if any of the Acquiror Proposals shall fail to receive the requisite vote for the Acquiror Stockholders’ Approval at the Acquiror Stockholders’ Meeting;
5.	the Acquiror if the Company fails to receive the Written Consent executed by the requisite number of Company Stockholders to obtain the Company Stockholder Approval on or before the Acquiror Stockholders’ Meeting;
6.	the Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) and 8.2(b) of the Merger Agreement would not be satisfied, subject to certain exceptions; or
7.	the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Acquiror and the Merger Subs set forth in the Merger Agreement, or if any representation or warranty of the Acquiror and the Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) of the Merger Agreement would not be satisfied, subject to certain exceptions.

Waiver or Extension

At any time before the Effective Time: (i) the Acquiror may (a) extend the time for the Company’s performance of any obligation or other act, (b) waive any inaccuracy in the Company’s representations and warranties contained in the Merger Agreement or in any document delivered by the Company pursuant to the Merger Agreement, and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained in the Merger Agreement; and (ii) the Company may (a) extend the time for the performance of any obligation or other act of the Acquiror, First Merger Sub or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of the Acquiror, First Merger Sub or Second Merger Sub contained in the Merger Agreement or in any document delivered by the Acquiror, First Merger Sub and/or Second Merger Sub pursuant to the Merger Agreement, and (c) waive compliance with any agreement of the Acquiror, First Merger Sub or Second Merger Sub or any condition to its own obligations contained in the Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware without regard to the conflict of laws principles thereof.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The Merger Agreement has been filed with this report to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Acquiror, the Company, First Merger Sub, Second Merger Sub, or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Related Agreements

In connection with the Closing, Oxbridge and Jet Token will enter into certain additional agreements pursuant to the Merger Agreement (the “Related Agreements”), the terms of which have not yet been negotiated by Oxbridge or Jet Token. Finalizing such Related Agreements on terms mutually acceptable to Oxbridge and Jet Token is a condition to Closing of the Merger Agreement. Specifically, the Merger Agreement contemplates delivery of the following Related Agreements: (i) a Registration Rights Agreement between Oxbridge, OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”), and certain key Company stakeholders, covering the securities mutually agreed to by Jet Token and Oxbridge; (ii) Lock-Up Agreements entered into by each key Company stakeholder, to be effective as of the Closing, pursuant to which the Domesticated Acquiror Common Stock and Merger Consideration Warrants (and shares of Domesticated Acquiror Common Stock issuable upon exercise thereof) issued under the Merger Agreement will be subject to a lock-up; (iii) the Omnibus Incentive Plan, to be adopted by Oxbridge, which will constitute an amendment, restatement, and continuation of the Company Option Plans; and (iv) a Sponsor Agreement in the form of a letter agreement between the Sponsor and Oxbridge, pursuant to which the Sponsor will (a) agree to waive the anti-dilution rights set forth in Article 17.3 of the Acquiror Articles of Association with respect to the shares of Acquiror Class B Common Stock owned by the Sponsor that may be triggered from the Mergers and/or the other transactions contemplated by the Merger Agreement, and (b) release Oxbridge and Jet Token from any and all claims arising prior to the Closing.

Strategy

Business Aviation

Having successfully executed the HondaJet four aircraft fleet deal and further having sold through all four aircraft, we plan to gradually expand our fleet with super-mid-size aircraft and the help of our operating partner, Cirrus. Cirrus manages a fleet of 30 jets in Las Vegas, where we are headquartered. We have executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to (1) the successful completion of the proposed Business Combination, (2) our securing of debt financing to fund the initial fleet purchase down payment and (3) the development of a management, interchange and support plan with our partner Cirrus, we would then plan to execute a formal fleet purchase agreement to secure the first Challenger 3500 delivery in the fourth quarter of 2024. With fleet purchase agreement in force, but the first delivery a year or more away, we would then plan to pre-sell one quarter, one half or full interest in these aircraft. Upon delivery the jets would in turn be managed by Cirrus and listed on their Part 135 certificate. Customers would be expected to make a down payment and progress payments, consistent with fractional industry norms, and we would expect to allocate those funds to restricted cash unless otherwise paid toward (1) the initial down payment borrowings or (2) our related progress payment obligations to Bombardier.

If we include its predecessors, the Challenger 300 and Challenger 350, Bombardier has sold over 1,000 serial numbers in the Challenger 3500 line, which in our view remains one of the most popular and reliable super-mid-size jets in the world. The aircraft requires no major scheduled maintenance overhaul in its first two years of service, a testament to the depth of historical experience the manufacturer has developed with this model of aircraft since the Challenger 300 was introduced in 1999. The spacious 8-9 seat stand-up cabin, 43,000 foot flight ceiling and Mach 0.83 capability, make it a leading choice for travelers. After twenty-four years in service the Challenger 300/350/3500 airframe has attracted a sizable community of typed pilots and Bombardier has constructed 41 worldwide service centers (11 in the US) to support utilization.

Because all major manufacturers of super-mid or large cabin aircraft such as Gulfstream, Falcon, Bombardier, Embraer, and Textron each have one to three year waiting lists for super-mid-size jets, many of our fractional competitors can only pre-sell, and remain otherwise unable to offer the related service. Our strategy is to allow customers, in advance of delivery, to fly on Cirrus’s managed Challenger 300/350, 604/605 and 850 model Bombardier aircraft. In return the customer would pay a monthly management fee (MMF) and an occupied hourly fee (OHF) at rates substantially similar to those for their Challenger 3500. We believe this “buy and fly” approach may resonate with market participants who may appreciate the convenience of a fractional program without the extraordinarily long wait.

Conventional wisdom in private aviation has been that a light jet FAA Part 135 operation presents financial challenges because the lower hourly rate of a light jet leaves little margin to pay a second pilot and remain profitable. Thanks to our partnership with Cirrus, we have addressed this concern by having a typed pilot in command with at least 1,500 hours in jets, 1,000 of which must have been in the HondaJet specifically, fly alongside a co-pilot who has been through an FAA approved ground school developed by Cirrus and Chennault Flying Service. This “safety co-pilot” is permitted to operate the aircraft in the unlikely event the pilot in command is incapacitated or otherwise unable to act. The HondaJet, which has been designated by the FAA for single pilot operation, integrates the Garmin 3000 flight system and by law does not require a second pilot to fly. This safety co-pilot program brings trained pilots who are already schooled in either the Garmin 1000 or Garmin 3000 flight system, gives them additional training on the HondaJet and Garmin 300 system, and then allows them to develop their skills alongside a mentor. Importantly, the presence of this safety co-pilot is regarded by our insurer as sufficient to maintain our present level of premium. The safety pilot does not require a full wage because of their status as a trainee and the professional value they gain from accruing jet flight hours. This lower cost of labor helps the company overcome the traditional costs of paying a second pilot and helps bring a stream of prospective pilot in command candidates. Some safety pilots are newer to aviation while others have had many years of flight training and thousands of hours of flight time on civilian (or military) jet or turboprop aircraft. We believe that the comparatively low cost of entry of the HondaJet and the proven capabilities of the Challenger 3500 are attractive to new and seasoned traveler alike, particularly given our ability to offer interchange between the two aircraft and onto any one of twenty of the thirty aircraft managed by Cirrus. In addition, while some customers have shorter mission profiles and lower passenger loads better suited to the HondaJet others have longer mission profiles with higher passenger loads – and so the HondaJet and the Challenger 3500 (plus Cirrus’s fleet) again make an excellent combination in our view. We have taken a gradual approach to fleet expansion given the capital-intensive nature of aviation and our view that customers should bear the risk (and related tax reward) of owning and maintaining airplanes.

With respect to our jet card program, we sell time on our HondaJets and are permitted to sell time on 20 of the 30 Cirrus managed aircraft without so-called owner approval. The jets can be booked for charter and fly without the operator having to seek specific permission from the owner – thereby creating a type of synthetic fleet capability on the part of the management company. A jet card represents a pre-paid block of time that permits a customer to travel by simply booking, typically 24hrs in advance of the flight. The card may entitle the holder to guaranteed availability, and we make this guarantee available on our HondaJets and certain other Cirrus aircraft in the mid-size category, in return for an additional fee. Cards range in price from $58,000 for ten hours on the HondaJet, to $1 million for 50 hours on the Gulfstream G550, and a card holder may use their funds to fly on any aircraft in the fleet subject to an interchange table found in their card contract.

Our fractional program consists of an initial down payment, progress payments and a delivery payment. Once the aircraft is delivered and enters into service, we charge a monthly management fee (the “MMF”) and an occupied hourly fee (the “OHF”). The MMF is intended to cover the fixed costs of maintaining flight readiness including but not limited to pilot’s wage, insurance, management, hangarage, unplanned maintenance, crew expense, training, subscriptions, and WiFi. The OHF is intended to cover the variable costs of flying the aircraft, including but not limited to fuel, the engine maintenance program, and the aircraft maintenance/parts program. We pass through to customers excess fuel cost based on a standard formula, and pass through non-standard catering, certain landing, ramp parking and de-icing fees.

Blockchain Pivot

We have constructively engaged off and on the past three years with the FinHub division of the SEC in a series of document submissions and presentations. The purpose of the interactions have been to seek clarification on whether our proposed, and evolving, blockchain network proposal conforms with U.S. securities laws. For avoidance of doubt, conversations with the FinHub division of the SEC or any other area of the SEC should not be construed as an endorsement of our proposed blockchain network and related technology. Although these conversations remain open, because management cannot reliably estimate their outcome, we will not build and will not invest in any proposed blockchain network in the US in the absence of a “no action” letter from the SEC. It is therefore incumbent upon us to explore in parallel other opportunities to deploy incremental capital at the nexus of business aviation and high technology (i.e. Artificial Intelligence).

Aviation Software

Flight Club API powered by Jet.AI: The Flight Club API enables FAA Part 135 operators to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software integrates front end ticketing and payment collection with the flight management systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and conforms with DOT escrow requirements around ticketing and movement of customer funds.

The first use case of the Flight Club is operational as of 1Q23 through the mechanism of 380 Software LLC. 380 Software LLC is a 50% owned subsidiary founded in co-operation with our operating partner Cirrus Aviation. Cirrus Aviation owns the other 50% of 380 Software LLC, and their fleet serves as a first use case. The Company retains all rights to the technology powering 380 Software LLC and has granted 380 Software LLC a perpetual non-transferrable license.

The initial implementation of the Flight Club is to permit the 30 owners of Cirrus Aviation managed aircraft to fly on one another’s planes when those planes are otherwise flying empty but at the expense of a charter customer who is typically obliged to pay not only the cost of an outbound leg but also the cost of a return to base. The charter customer is typically obliged to pay the cost of the return because the sale of the empty return is an inherently low probability event based on historical industry experience.

In general, the lower the charter price the higher the probability of damage to the cabin interior. Certain fine hotel and resorts experience the same phenomenon with respect to room damage and so as a rule will stay vacant in place of allowing their lowest room night below a certain absolute price level. The loss of operation of a primary cabin amenity such as passenger seat or lavatory can take an aircraft out of charter operation for weeks or months at a time depending on part availability from the OEM. Such loss of operation creates both direct cost and opportunity cost. Aircraft seats in particular require special FAA certification for fire resistance and their critical role in the unique aerodynamic weight and balance of each aircraft type. The Company therefore advises stringent passenger vetting and holding a credit authorization before flight as surety for the ultimate aircraft owner accountable for any repair.

Reroute powered by Jet.AI: Reroute software recycles aircraft waiting to return to base into new charter bookings to destinations within specific distances. It supports fleet revenue optimization for FAA Part 135 operators. The MVP has been successfully tested and our partner Cirrus has agreed to beta test the product on its fleet ahead of launch. Launch is tentatively scheduled for the third quarter of 2023.

DynoFlight API powered by Jet.AI: The DynoFlight API enables aircraft operators to purchase carbon offset credits in small quantities at competitive rates. Carbon credits are typically sold in large blocks, so small quantities of carbon of credits, even if available, are generally priced at a premium for small and medium sized businesses. In addition, the DynoFlight API offers an advantage to large organizations that wish to manage working capital more efficiency (i.e. pay as they fly instead of buying in bulk). Launch is tentatively scheduled for the third quarter of 2023.

Artificial Intelligence

CharterGPT: By incorporating the following AI-powered features, we believe our App for private aviation can offer a unique and personalized experience to customers:

Aircraft Recommendation Engine: Our AI-enabled App for private aviation can help customers select the most suitable private jet for their travel needs, even if they are not familiar with the differences between jets. The App can also provide customers with greater transparency and understanding of the characteristics of the aircraft, making it easier for them to make an informed decision. The recommendation engine analyzes the list of available jets based on the travelers request, and considers factors such as budget, preferred aircraft size, age of aircraft, distance of the trip compared with non-stop/range capability, number of passengers, ages and weights of passengers and their respective bags compared with cargo capacity, take-off weight limitations based on airport altitude (i.e. high and hot issues), landing limitations (i.e. steep approach or special pilot training requirements), safety audit (Argus/Wyvern), cabin amenities such as a fully enclosed lavatory, WiFi availability, years since last interior refurbishment, years since last engine overhaul, and both operator and aircraft specific accident history.

Customer service: The AI-enabled App can provide intelligent customer service by using natural language processing and machine learning algorithms to understand and respond to customer inquiries and provide personalized support. Untrained call center staff and brittle chat bots characterize much of the customer service experience today in the US. With the advent of AI, we believe that even for high ticket items, consumers will come to expect a natural language interface trained on terabytes of data that relate specifically to their purchase.

Charter brokerage is labor intensive, and most customers are highly price sensitive. We believe these two factors explain why no charter broker has acquired more than 3-5% of the one million brokered flights that land each year in North America. The back end of the App provides three features that may address the labor intensity (and hence scalability) of our charter brokerage business. First, each charter operator has its own form of legal contract for carriage and that contract must be reconciled with the terms found in the charter brokers’ agreement with the passenger. Our AI performs this reconciliation automatically, improving the speed to close with the client and reducing labor costs. Second, many charter operators do not initially respond to electronic requests delivered through the Avinode charter database that powers our app. Our generative chat AI and related voice engine perform outbound voice calls to prompt aircraft operators to respond to quotes we have requested via the web interface to their Avinode account. Third, our AI integrates with Schedero (an Avinode based scheduling application) to generate a trip sheet for a given charter and then further integrates with Stripe to invoice and confirm payment via credit card, wire, or ACH.

Predictive Destination Optimization: The App makes use of machine learning algorithms to analyze air traffic patterns, weather conditions, fuel prices, landing fees, and traveler preferences to then recommend which private airport to select when a traveler’s destination city is serviced by multiple airstrips. For example, Los Angeles is serviced by Los Angeles International Airport (LAX), Van Nuys Airport (KVNY), Burbank Bob Hope Airport (KBUR), John Wayne Airport (KSNA).

Predictive Departure Date: The App analyzes historical pricing data and forward-looking event data related to a given itinerary to predict the best date to book a flight to obtain the lowest price for their desired charter itinerary. Although approximately thirty-five blackout days a year are widely understood to absorb most domestic private aviation capacity, a variety of lesser appreciated grey-out days centered around key sporting events or entirely new happenings can affect both regional and national pricing.

Predictive Departure Time: The App uses machine learning algorithms to recommend the optimal departure time based on both live weather conditions, air traffic, and other factors, to help customers more reliably arrive at their destination on time.

Predictive Ground Transportation: The App can make intelligent recommendations and analyze customer preferences to recommend ancillary services such as ground transportation, hotel bookings, and dining options. For example, some airports run out of rental cars at certain times each year because of an annual conference or other recurring special event. Some of our competitors have taken steps to remedy the shortage at some airports by positioning in their own vehicles for customer use.

Sales and Marketing

Our marketing and advertising efforts are focused on high-net-worth individuals. We have observed that many first-time private flyers came to market beginning in 2020 in an effort to avoid commercial travel and thereby curtail their prospective exposure to COVID-19. We intend to continue to expand our marketing and advertising through the following channels: online marketing, television advertising and event marketing. Paid social media and search engine advertising drive our online marketing. In the past we have launched 15 and 30 second advertising spots that are targeted at high-net-worth individuals and corporate executives through several channels, including CNBC, Fox Business, and The Golf Channel, as well as online through Facebook and Linked-In. We intend to expand social media and event marketing in particular, provided those meet our internal return targets, and to cut those that do not. With respect to event marketing we intend to have a presence at sporting events, business jet industry gatherings and company hosted aircraft static displays.

Market Opportunity

Over the past 30 years, the market for private jet travel has transformed significantly. First the model of full aircraft ownership transformed into fractional ownership with companies such as NetJets and FlexJet. This was followed by operators offering jet cards and on-demand service through their fleet of aircraft. The latest iteration of private jet travel provides even more flexibility by providing an on-demand service to travelers while leveraging the flight availability of one or more third party carriers. The result of this transformation is a highly segmented industry with numerous market participants offering varying levels of ownership.

According to National Business Aviation Association, the business jet industry contributes $150 billion dollars per year to the US economy. In 2021, there were 14,488 business jets in the US fleet that generated 4.4 million flight hours per year, and roughly 2,800 of the 14,488 total business jets in the United States were available to charter. Numerous charter brokers and centralized databases each attempt to improve the allocation of that capacity in return for a fee.

Business jet charter operators (those operating under a Part 135 license from the Federal Aviation Administration) logged over a million landings in the US during 2021 according to ARGUS International, Inc., a leading providers of aviation services, including statistical data and ratings. The average flight lasts 1.5 hours with 2-3 passengers, and we estimate the average cost to operate a US business jet at $5,500 per hour. Most charters include the cost of the empty return leg so a 1.5-hour trip typically translates to 3 hours of billed time, or approximately $16,500. As a result, one million landings per year at $8,250 per landing ($16,500 round trip) equals $8.25 billion of revenues in charter landings alone. That’s approximately 2,740 charter landings per day at any one of 5,000 private airports or 500 commercial airports.

Furthermore, for the business jets that do not fly charter, we believe many private plane owners do not seek FAA certification and special insurance to permit third parties to pay to fly on their planes partly because there is no practical way to source and process vetted, willing, passengers. These owners are permitted under FAA rules to offset only their cost by allowing others to use their aircraft. There is currently no electronic marketplace geared toward aircraft owners seeking systematic recruitment of unrelated “at cost” passengers with an eye toward defraying the expense of jet ownership and operation.

We believe that by combining the private jet on-demand model with commercial airline flight availability and prospectively the underutilized flight hours of private jet operators, our company will be positioned to provide optimum flexibility and cost efficiency for our clients.

Our Aircraft

We have previously entered into a Purchase Agreement with Honda Aircraft Company for a multi-aircraft deal for four HondaJet HA-420 aircraft (the “HondaJet Elites”). Per the agreement, we have acquired all four jets. We have financed the purchase of the first two aircraft through a lease arrangement for each as discussed under Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations. In June 2022, we received an unsolicited offer for the purchase of a HondaJet Elite and, after internal financial and legal review, determined that the sale of the aircraft would offer a net benefit to our stakeholders. The remaining two aircraft were financed through the sale of fractional interests in each of these aircraft.

HondaJet Elite aircraft are ideally suited for trips under 3 hours carrying 2-4 passengers plus two pilots. We believe the HondaJet Elite aircraft is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room (including an enclosed lavatory). The wing mounted engines allow for a tranquil, spacious interior. Engines on the wings mean less weight on the tail and more room in the cabin.

We currently base the fleet in Las Vegas, NV, a top ten private jet destination and may relocate the fleet based on seasonal travel patterns and the travel patterns of our membership. We also enable customers to offset the carbon footprint of their travel through a relationship with Terrapass, a leading provider of third party verified carbon offset programs.

We estimate that thirty calendar days per year (due to holidays, major sporting events, etc.) it is difficult, if not impossible, to fly private without the guaranteed access provided by a jet membership program such as ours. The ability to safely offer guaranteed capacity, on demand, is one of the most important features one can deliver in private aviation. Also, our aircraft give us the ability to attract online visitors with dynamically priced offers.

We have also entered into an Executive Aircraft Management and Charter Services Agreement with Cirrus pursuant to which Cirrus has agreed to provide for the management, operation, and maintenance of our aircraft. Cirrus Aviation Services has a growing team of pilots that have been trained on our aircraft at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC.

Cirrus is the largest private jet charter company based in Las Vegas. The Cirrus team has been managing and operating aircraft – commercially and privately – for more than 40 years. In addition, Cirrus is:

●	FAA Eligible On-Demand Approved
●	ARG/US Platinum Rated
●	Wyvern Recommended

Cirrus maintains, services and operates our HondaJet aircraft on our behalf and in compliance with all applicable FAA regulations and certification requirements. Cirrus has the capability to provide substitute aircraft at competitive rates in periods of excess demand for our HondaJet Elite aircraft.

Competition

The private air travel industry is extraordinarily competitive. We will compete against private jet charter and fractional jet companies. Established private jet brokerage and fractional companies include but are not limited to, NetJets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, JetIt, Volato and Luxury Aircraft Solutions. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms, flyer programs and other products and services, including seating, food, entertainment and other on-board amenities.

Both the private jet charter companies and the legacy airlines and low-cost carriers have numerous competitive advantages that enable them to attract both business and leisure travelers. Our competitors may have corporate travel contracts that direct large numbers of employees to fly with a preferred carrier. The enormous route networks operated by our competitors, combined with their marketing and partnership relationships with regional airlines and international alliance partner carriers, allow them to generate increased passenger traffic from domestic and international cities. Our access to smaller aircraft fleet networks and lack of connecting traffic and marketing alliances puts us at a competitive disadvantage, particularly with respect to our appeal to higher-fare business travelers.

The fractional private jet companies and the legacy airlines and low-cost carriers each operate larger fleets of aircraft and have greater financial resources, which would permit them to add service in response to our entry into new markets. Due to our relatively small size, we are more susceptible to a fare wars or other competitive activities, which could prevent us from attaining the level of traffic or maintaining the level of sales required to sustain profitable operations.

In 2018 and 2019, respectively, VistaJet acquired XOJET and JetSmarter, combining its heavy jet subscription-based service targeting multinational corporations and ultra-high net worth individuals with XOJET’s super-midsize jet on demand service and JetSmarter’s digital booking platform for business aviation. In addition, during 2020, Wheels Up acquired Delta Private Jets as well as Gama Aviation, a business jet services company and in 2021 Vista Jet acquired a number of smaller players as well as Apollo Jets. Increased consolidation in our industry could further intensify the competitive environment we face.

Intellectual Property

We registered a trademark on our brand name, Jet Token, and our logo, with the United States Patent and Trademark Office. We have also purchased our domain name, jettoken.com and operate our website under that domain. We have an application pending with the United States Patent and Trademark Office for Jet.AI. We are the sole owner of the copyrights in and to the software code underlying our App.

Employees

In light of our early stage of development, we have 6 full-time employees, our Executive Chairman, our Chief Executive Officer and President, our Chief Operating Officer, our Chief Technology Officer, our Vice President of Sales and a marketing staff person.

Regulation

Cirrus, which maintains and manages our aircraft, is subject to a high degree of regulation that affects our business, including regulations governing aviation activity, safety standards and environmental standards.

U.S. Department of Transportation (“DOT”)

The DOT primarily regulates economic issues affecting air transportation such as the air carrier’s financial and management fitness, insurance, consumer protection and competitive practices. The DOT has the authority to investigate and bring proceedings to enforce its regulations and may assess civil penalties, revoke operating authority, and seek criminal sanctions. Our operating as an air charter carrier is regulated and certificated by the DOT. The DOT authorizes the carrier to engage in on-demand air transportation within the United States, its territories, and possessions. The DOT can suspend or revoke that authority for cause, essentially stopping all operations.

Federal Aviation Administration (“FAA”)

The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot, mechanic, dispatcher and flight attendant certification. The FAA regulates:

●	aircraft and associated equipment (and all aircraft are subject to ongoing airworthiness standards),
●	maintenance and repair facility certification
●	certification and regulation of pilots and cabin crew, and
●	management of airspace.

In order to engage in air transportation for hire, each air carrier is required to obtain an FAA operating certificate authorizing the airline to operate using specified equipment in specified types of air service. In the case of our leased aircraft, it is a Part 135 license. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority to provide air transportation for failure to comply with FAA regulations. The FAA can assess civil penalties for such failures or institute proceedings for the imposition and collection of monetary fines for the violation of certain FAA regulations. The FAA can revoke authority to provide air transportation on an emergency basis, without notice and hearing, where significant safety issues are involved. The FAA monitors compliance with maintenance, flight operations and safety regulations, maintains onsite representatives and performs inspections of a carrier’s aircraft, employees and records.

The FAA also has the authority to issue maintenance/airworthiness directives and other mandatory orders relating to aircraft and engines, fire retardant and smoke detection devices, collision and windshear avoidance systems, navigational equipment, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. FAA enforcement authority over aircraft includes the power to ground aircraft or limit their usage.

Transportation Security Administration

The TSA is responsible for oversight of passenger and baggage screening, cargo security measures, airport security, assessment and distribution of intelligence and security research and development. Air carriers are subject to TSA mandates and oversight in connection with screening passenger identities and screening baggage. TSA regulations governing passenger identification, which we will apply at the time of Jet Token purchase as well as at the time of travel, requires all passengers to provide identification using a valid verifying identity document. In addition, all passengers must provide their full name, date of birth, and gender, which is screened against the travel ban watch list in effect at the time of initial screening and at the time of travel.

All air carriers are also subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities and are required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC.

Property

We lease space for our corporate headquarters in Las Vegas, Nevada and a satellite office in San Francisco, consisting of office space and the use of shared conference facilities.

Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022 (the “Share Purchase Agreement”), with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, "GEM"). Upon the Jet Token Common Stock being publicly listed on a U.S. securities exchange, such as the NYSE or NASDAQ, Jet Token will have the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of Jet Token Common Stock during the 36-month period following the date of listing.

In consideration for these services, Jet Token has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of Jet Token Common Stock, payable on or prior to the first anniversary of the date of listing. On the date of listing, Jet Token will also issue GEM a warrant (the “GEM Warrant”) granting it the right to purchase up to 6% of the outstanding common stock of Jet Token on a fully diluted basis as of the date of listing. The GEM Warrant will have a term of three years.

Jet Token has also entered into a Registration Rights Agreement with GEM, obligating Jet Token to file a registration statement with respect to resales of the shares of Jet Token Common Stock issued to GEM under the Share Purchase Agreement and upon exercise of the GEM Warrant.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Jet Token’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Jet Token’s financial condition and results of operations together with Jet Token’s audited consolidated financial statements and the related notes thereto included elsewhere in this report. This discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 and the accompanying notes thereto, which gives gives effect to the proposed Business Combination described under “Business – Business Combination” above. See the section in Item 7 below entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Percentage amounts included in this report have not in all cases been calculated on the basis of rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this report may vary from those obtained by performing the same calculations using the figures in the audited consolidated financial statements included elsewhere in this report. Certain other amounts that appear in this report may not sum due to rounding.

Overview

Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and Part 380 (by the seat charter), and (iv) since January 2023, joint ownership, alongside its existing operating partner, Cirrus, of 380 Software LLC, which supplies the technology to sell individual seats on empty legs on the Cirrus fleet of aircraft.

Results of Operations

Year Ended December 31, 2022 and December 31, 2021

	2022	2021
Revenues	$21,862,728	$1,112,195

Cost of revenues	19,803,739	1,383,100

Gross profit (loss)	2,058,989	(270,905)

Operating Expenses:
General and administrative (including stock-based compensation of $6,492,653 and $12,690,091, respectively)	9,230,789	14,879,597
Sales and marketing	426,728	704,724
Research and development	137,278	117,391
Total operating expenses	9,794,795	15,701,712

Operating loss	(7,735,806)	(15,972,617)

Other (income) expense:
Other income	(3)	(207,368)
Total other (income) expense	(3)	(207,368)

Loss before provision for income taxes	(7,735,803)	(15,765,249)

Provision for income taxes	2,400	-

Net Loss	$(7,738,203)	$(15,765,249)

Weighted average shares outstanding - basic and diluted	122,747,555	118,503,131
Net loss per share - basic and diluted	$(0.06)	$(0.13)

Jet Token generates revenue from three primary sources: (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of an App - a proprietary booking platform - which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and Part 180 (by the seat charter).

Under Jet Token’s fractional ownership program, a customer can purchase an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of an initial buy-in or upfront fee and a fixed hourly rate for flight hours. Jet Token’s jet card program provides the customer with a preset number of hours of private jet access at a fixed hourly rate over the agreement term (generally a year), typically paid 100% upfront. Jet Token also receives commission-based revenue for sales of jet card on behalf of Cirrus and engages in whole aircraft brokerage. Jet Token recognizes revenue from sales of its jet cards and fractional ownership interests and from commissions on charters upon transfer of control of its promised services, which generally occurs upon the flight hours being used or, in the case of unused hours under the fractional jet and jet card programs, at the end of the contract term. Jet Token recognizes revenue from the sales of Cirrus jet cards upon payment by the program member.

Jet Token began recording revenue in September 2020 reflecting services and brokerage fees related to charter bookings through its App. In July 2021, Jet Token leased a HondaJet under a short- term lease arrangement, terminated in February 2022, and acquired its first HondaJet Elite in November 2021, incurring operating expenses related to the lease of its aircraft and payments to Cirrus for the management of Jet Token’s aircraft. In 2021, Jet Token booked $645,996 in revenue related to its charter bookings. Jet Token also sold 125 prepaid flight hours in 2021 under its jet card program, recording $618,750 of revenue for hours flown and $436,331 of deferred revenue related to prepaid flight hours for which the related travel had not yet occurred. Jet Token recorded higher costs of revenues in 2021 primarily as a result of carrying approximately seven months of costs for pilots trained for Jet Token’s aircraft prior to leasing an aircraft in July and initial sales of pre-paid flight hours.

In 2022, Jet Token sold 449 prepaid flight hours, representing approximately $2.3 million of unearned revenue, and flew 359 prepaid flight hours representing $1.9 million of recognized revenue and $0.4 million of additional charges. Prepaid flight hours are booked as revenue as the flight hours are used or forfeited, as discussed above.

Jet Token recorded a net loss of approximately 15.8 million in 2021, primarily reflecting an increase in stock-based compensation resulting from the vesting of options, non-cash expenses, from approximately $683,000 in 2020 to approximately 12.7 million in 2021, as well as the ramp up of costs and expenses prior to Jet Token’s lease of an aircraft in July 2021. Jet Token’s other operating expenses increased in 2021 primarily as a result of an increase of approximately $767,000 in general and administrative expenses relating to increased wages related to two new hires focused primarily on sales and marketing, commissions payable on jet card sales and higher professional services. In addition, sales and marketing expenses, which relate primarily to promoting Jet Token and its programs, increased by approximately $260,000 in 2021. Jet Token also incurred research and development expenses in 2021 and 2022 for the development of software and the App.

Jet Token recorded a net loss of approximately $7.7 million in 2022, a reduction in loss of roughly $8.1 million, primarily reflecting a decrease in stock-based compensation resulting from the vesting of options, non-cash expenses, from approximately $12.7 million in 2021 to approximately $6.5 million in 2022, as well as improvement in Gross Profit in 2022 to $2.1 million from $(0.3) million in 2021. Jet Token’s other operating expenses increased in 2022 primarily as a result of an increase of approximately $548,000 in general and administrative expenses relating to increased commissions payable on fractional and jet card sales. In addition, sales and marketing expenses, which relate primarily to promoting Jet Token and its programs, decreased by approximately $278,000 in 2022 while the company paused and then reaccelerated spending upon aircraft delivery and the related increase in marketable jet card inventory.

Liquidity and Capital Resources.

As of December 31, 2022, Jet Token’s cash and equivalents were approximately $1.5 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below. This compares to approximately $643,000 as of December 31, 2021, with the increase reflecting primarily the increase of approximately $1.0 million in net cash from Jet Token’s operating activities. It also reflects Jet Token having received a higher level of net offering proceeds from its 2021 Regulation A offering of non-voting common stock, which launched in June 2021 and terminated in January 2023.

The private jet industry in 2021 and 2022 experienced a protracted period of strong demand such that Jet Token’s largest competitors suspended sales entirely for periods of time, and offered wait-list participation in their jet card and fractional ownership programs. In 2023, our largest competitors have returned to market though generally with higher prices and more restrictive program rules.

To date, Jet Token has funded its operations through a combination of operations, the issuance of equity securities and, to a lesser extent, loans and advances from its Executive Chairman. In February 2020, Jet Token commenced an offering under Regulation A for a maximum offering amount of $10 million, which terminated on December 31, 2020. Jet Token issued 32,942,282 shares of non-voting common stock in this offering representing approximately $9.9 million in gross proceeds. From June 2021 to January of 2023, Jet Token commenced another offering under Regulation A and issued 8,739,322 shares representing approximately $6.6 million in gross proceeds.

In November 2021 and April 2022, Jet Token entered into five-year leasing arrangements for the financing of its HondaJet Elite aircraft. At any time during the term, Jet Token has the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The leasing arrangements also require Jet Token to hold a liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which Jet Token records as restricted cash on its balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in Jet Token’s business, operations or financial condition. Please see Note 5 to Jet Token’s financial statements for the fiscal year ended December 31, 2022 included herein for a further description of these leasing arrangements.

In March 2023, Jet Token sold a 5/5 fractional interest in one of its HondaJet Elite aircraft, which netted Jet Token approximately $600,000 of proceeds over the leased cost. The sale additionally resulted in the rebate of approximately $690,000 of maintenance reserve and the release of $500,000 of liquidity reserve pledges as security to the lessor. The aircraft remains in normal day-to-day use under Jet Token’s operational control in Las Vegas (via Cirrus) where it continues to be available to program members, jet card members and charter customers, respectively.

In June 2022, Jet Token received an unsolicited offer for the outright purchase of one of its HondaJet Elite aircraft, which netted Jet Token approximately $1.2 million of proceeds over the leased cost. After internal financial and legal review, Jet Token determined that the sale of the aircraft would offer a net benefit to its stakeholders. Jet Token considered a number of factors in making this decision, including but not limited to: (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use, and (4) the risk adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

In May 2020, Jet Token received a loan in the amount of $121,000 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act which has been forgiven in its entirety. In February 2021, Jet Token received a second loan in the amount of $86,360 pursuant to the PPP program under the revised CARES Act, which has also been forgiven in its entirety. In July 2021, Jet Token entered into a loan agreement with StartEngine Primary, LLC, which allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with Jet Token’s equity offering. The advances are non-interest bearing and are repaid from the proceeds of Jet Token’s offering. As of December 31, 2021, Jet Token had a balance of $194,727 due on this loan which has subsequently been repaid in full. See Note 4 to Jet Token’s audited financial statements for the fiscal year ended December 31, 2022 included herein for a description of these loans.

In 2020, Jet Token’s Founder and Executive Chairman, Mike Winston, advanced approximately $80,000 in the form of a non-interest-bearing loan, which was repaid in full during 2020. In 2021, he advanced approximately $200,000 in the form of a non-interest-bearing loan, all of which was repaid in full during 2022.

Plan of Operation

Aviation

Jet Token contemplates acquiring addition aircraft to grow its business and it currently anticipates financing the acquisition of such aircraft through the sale of fractional and whole interests, debt/lease financing and advanced sales of flight time.

In the fourth quarter of 2022, we launched the Onboard Program to allow aircraft owners to contribute their aircraft to Jet Token’s charter and jet card inventory. The Onboard Program requires one month FAA conformity of aircraft onto the Cirrus Aviation Part 135 certificate, a one week pilot recertification course for charter operation and execution of a limited management agreement.

Software

Jet Token plans to reorganize and to recharacterize its software development efforts under the banner of a new suite of SaaS products termed “Jet.AI Fleet Management” as follows:

1.	CharterGPT powered by Jet.AI: We are building a natural language interface charter app to replace the existing Jet Token app found in the iOS/Android stores, respectively. For more information on the proposed features and benefits please see the section of this report under Item 1 entitled “Strategy – Artificial Intelligence.” The CharterGPT app would be expected to be made available to the public in advance of or simultaneous with the closing of the proposed Business Combination.

2.	Flight Club API powered by Jet.AI: The Flight Club API enables FAA Part 135 operators to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software integrates front end ticketing and payment collection with the flight management systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and conforms with DOT escrow requirements around ticketing and movement of customer funds.

3.	Reroute powered by Jet.AI: The technology enables FAA Part 135 operators to earn additional revenue on certain unoccupied flights. It suggests to an operator if it may reroute aircraft waiting to return to base into new charter bookings to destinations within specific distances. The system incorporates aircraft performance, weather and proprietary data to arrive at a profit estimate for each prospective flight. The MVP has been successfully tested and our partner Cirrus Aviation has agreed to beta test Reroute on its fleet ahead of launch. Launch is tentatively scheduled for the third quarter of 2023.

4.	DynoFlight API powered by Jet.AI: The DynoFlight API enables aircraft operators to purchase carbon offset credits in small quantities at competitive rates. Carbon credits are typically sold in large blocks, so small quantities of carbon credits, even if available, are generally priced at a premium for small and medium sized businesses. In addition, the DynoFlight API offers an advantage to large organizations that wish to manage working capital more efficiency (i.e. pay as they fly instead of buying in bulk).

5.	Card Management and Invoicing powered by Jet.AI: This system is our internally developed membership panel, invoicing and billing system offered as a white label service to the combined market of over 5,000 FAA Part 135 and Part 91k operators. The Card Management and Invoicing offering, when combined with the four products described above present an attractive solution, in our view, for Part 135 and 91k operators who seek to improve the customer experience, drive utilization and manage their carbon footprint, respectively.

Trend Information

Jet Token’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, federal and foreign governmental policy decisions. A host of factors beyond Jet Token’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of our business model and COVID-19 issues more fully described below. These adverse conditions could affect Jet Token’s financial condition and the results of operations.

Actions taken around the world since January 2020, when the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” to help mitigate the spread of the COVID-19 coronavirus, include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had an adverse impact on the economies and financial markets of many countries, including the geographical area in which Jet Token operates. While it is unknown whether these conditions will recur and what the complete financial effect will be to Jet Token, it is known that the travel industry in which Jet Token operates has been severely impacted.

While Covid-19 negatively impacted aviation as a whole, Jet Token believes the light business jet sector has been less affected as people who previously had not used business jets are utilizing light jets like Jet Token’s HondaJet Elites for safety reasons and people who previously had used larger, more expensive, business jets but have felt the effects of the current business environment, are downsizing to smaller jets for economic reasons. Private jet domestic hours flown, a key measure for our sub-segment of air travel, grew 0.3% in 2019, (21)% in 2020, 46% in 2021 and 3.5% in 2022. During the pandemic, private jet domestic hours flown bottomed out in the month of April 2020, down 74% as compared to April of 2019. Domestic private jet hours flown then rebounded 106% month over month in May, though May numbers were still down 47% compared with results in (pre-pandemic) May of 2019. By April and May of 2021, private jet domestic hours flown were up 307% and 110% year over year, respectively, versus the bottom in 2020 and up 6% and 11% versus pre-pandemic April and May of 2019. When compared to the pre-pandemic year of 2019, private jet domestic hours flown in 2022 were 19% higher overall, the apparent cause of the growth has been the tendency of travelers to persist flying privately even after the pandemic.

Item 3. DIRECTORS AND OFFICERS

The company’s executive officers, each of which is a full-time employee, and directors are listed below.

Name	Position	Age	Date Appointed to Current Position
Executive Officers

Mike Winston, CFA	Founder and Executive Chairman; Treasurer	46	June 2018

George Murnane	Chief Executive Officer and President; Secretary	65	September 2019

Patrick McNulty	Chief Operating Officer	39	June 2021

Directors

Mike Winston, CFA	Director	46	June 2018

Board of Advisors

Brenda Paauwe-Navori	Advisor

Greg Fell	Advisor

Ehud Talmor	Advisor

Bryan M. Eagle III	Advisor

Aaron Cohen	Advisor

Lt. Col Ran David	Advisor

Mike Winston, CFA, Founder and Executive Chairman, and Treasurer

Mike Winston founded Jet Token in 2018 and has served as its Executive Chairman since Jet Token’s founding. Mr. Winston began his career in 1999 with Credit Suisse First Boston Corporation and later worked as a portfolio manager at Millennium Partners LP. In 2012, Mr. Winston formed the Sutton View group of companies, an alternative asset management platform where he advised one of the largest academic endowments in the world. Mr. Winston received an MBA in Finance and Real Estate from Columbia Business School in 2005, and a BA in Economics from Cornell University in 1999. While at Cornell he studied for a year at the London School of Economics and at age 18 won a $1 million prize from IBM for his first startup company. Mr. Winston is a CFA Charterholder and a member of the Economic Club of New York.

George Murnane, Chief Executive Officer and President

George Murnane has served as Jet Token’s Chief Executive Officer since September 2019. Mr. Murnane has over 20 years of senior executive experience, including 14 years as a Chief Operating Officer and/or Chief Financial Officer in the air transportation and aircraft industry, including as Chief Executive Officer for ImperialJet S.a.l from 2013 to 2019, Chief Operating Officer and Acting Chief Financial Officer of VistaJet Holdings, S.A. in 2008, Chief Financial Officer of Mesa Air Group from 2002 to 2007, Chief Operating Officer and Chief Financial Officer of North-South Airways from 2000 to 2002, Executive Vice President, Chief Operating Officer and Chief Financial Officer of International Airline Support Group from 1996 to 2002 and Executive Vice President and Chief Operating Officer of Atlas Air, Inc. from 1995 to 1996. From 2009 until he joined Jet Token, Mr. Murnane was a managing partner of Barlow Partners, a consulting services firm providing operational and financial management, merger and acquisition, financing and restructuring expertise to industrial and financial companies. Mr. Murnane received an MBA from The Wharton School of the University of Pennsylvania and a BA in Economics from the University of Pennsylvania in 1980.

Patrick McNulty, Chief Operating Officer

Patrick McNulty has served as Jet Token’s Chief Operating Officer since June 2021. Prior to joining Jet Token, Mr. McNulty served as a manager of Sales Operations and Business Development with Honda Aircraft Company. While with Honda Aircraft, Mr. McNulty led the development of a robust sales engineering team and was instrumental in product development and market analysis for the manufacturer. Prior to Honda Aircraft Company, Mr. McNulty worked in the aircraft engine division of Rolls-Royce North America and at light jet manufacturer Eclipse Aviation. Mr. McNulty is a graduate of the Embry-Riddle Aeronautical University (BS Aerospace Engineering, MBA Aviation).

Our Board of Advisors

In creating our company and crystalizing our vision for the future of Jet Token, we have benefitted from the guidance of a highly credible and engaged advisory board of aviation, security and software experts.

Brenda Paauwe-Navori.  Brenda Paauwe-Navori has sold business jets valued in aggregate at over a billion dollars. Ms. Paauwe-Navori brings almost 20 years of senior leadership experience to our Board of Advisors and is one of the most respected sales, operations, and marketing experts in the world of aviation and aerospace. As senior partner at Antilles Genot & Partners and co-founder of GoGo Jet in the late 90’s, Brenda served as president and a cross-functional senior executive. Later, she was responsible for capturing significant market share growth in North America with FlexJet by Bombardier and held a vice president role for almost 5 years at Embraer Executive Jets. During her tenure at Embraer she led the MGM Resorts International Legacy 500 and Lineage 1000E transaction; a fleet purchase deal valued at over USD $350 million. Her extensive industry experience includes: hiring, marketing and sales, contract negotiation, customer service, finance and administration. Her role as Global Vice President of Bigelow Space Operations was focused on the B330 spacecraft and other space station hardware for the commercialization of lower Earth orbit and deep space missions.

Greg Fell. Mr. Fell is the CEO of TSU, a social media platform that is innovating social media and e-Commerce into a platform that pays users for their content and allows them to market and sell products to their community. Prior to TSU, Mr. Fell was the Chief Operating Officer of Gama Aviation, the largest managed aircraft business in the US, and the exclusive Air Carrier for WheelsUp. Mr. Fell has also served as a General Partner and Chairman in The Investors Collaborative, a Boston-based venture capital group. As a trusted leader, he formally advised several technology startup companies, and mentored young entrepreneurs on the challenges in starting a technology business. In this role, he served as the CEO of Hire Canvas, Chief Strategy Officer of Crisply, and Board Advisor to App Point Software. He currently serves as a Director on the Board of an Internet of Things (IoT) company Andium. Prior to the Investors Collaborative, Mr. Fell served as Vice President and Chief Information Officer of Terex Corporation, where he led a strategic transformation of the IT Organization. Before joining Terex, Mr. Fell spent nearly 20 years with Ford Motor Company. Fell is a graduate of Michigan State University and spent several years on staff in the College of Engineering as a Senior Research Programmer, and Instructor.

Ehud Talmor. Ehud Talmor (Maj. IAF Ret.) is a decorated, retired, senior officer from the Israeli Air Force with over twenty five years of experience in all aspects of air combat and aircraft logistics. He began his career in 1995 as a fighter pilot and later, flight instructor. He subsequently took on a variety of supervisory roles, including F-16 deputy squadron commander. In 2007, he joined the Acquisitions Department of the Israeli Ministry of Defense and later held the position of Project Manager for three separate Air Force jet acquisition projects. The jet acquisition projects were: (1) the Beechcraft T-6II, (2) the Leonardo M-346, and (3) the Lockheed Martin F-35A (arguably the world's most advanced fighter jet). In addition to serving as Project Manager for the $3 billion F-35 program, Mr. Talmor was also IAF’s Chief Instructor for the F-35. Mr. Talmor graduated from I.D.C. Herzliya with a B.A. in Psychology.

Bryan M. Eagle III. In 1999, Mr. Eagle created Myjets.com, the first online private aircraft reservation system and partnered with The Air Charter Guide (now Avinode) to create the original database of operators. Avinode is the largest centralized database of charter and empty-leg market data in the US. Mr. Eagle created a patent portfolio around the reservation system and the sale of empty legs which he sold in 2016 to Victor, a company owned by BBA Aviation. BBA’s Signature ‘Flight Support’ business operates the world’s largest fixed based operation (FBO) network for business & general aviation users. Mr. Eagle is an award-winning marketing, strategic planning, and business development leader, consultant, inventor, and entrepreneur with over 25 years of experience in the telecommunications, software and aviation industries, respectively. He is skilled in creating, marketing, and financing new organizations and positioning them for sale. He is a board member of Emerge Memphis, an organization he founded in 1998 dedicated to the support and advancement of start-ups in the Mid-South. Mr. Eagle received a BA from the University of Virginia and an MBA from Columbia Business School.

Aaron Cohen. Aaron Cohen is a nationally recognized counter-terrorism expert, best-selling author and founder of Cherries Defense. Mr. Cohen has a twenty-year track record of success in the private security industry; his teams have protected numerous A-list celebrities and high level diplomatic personnel. His book, Brotherhood of Warriors: Behind Enemy Lines with a Commando in One of the World's Most Elite Counterterrorism Units, has been translated into seven languages. Cherries Defense provides soft-target (schools, malls, hotels) security training and also specializes in the manufacture of supporting concealed carry gear for security professionals. Mr. Cohen appears regularly on the Fox News Channel and has also been featured by the following: Vanity Fair, the Discovery Channel, National Geographic, Entertainment Tonight, Access Hollywood, Bravo, E! Channel, Hollywood Reporter and Variety. In addition to regular television appearances, he hosts KFI AM 640’s Real Security, the only sole-focus security and counter terror show in the US. Mr. Cohen served with distinction in Israel’s (IDF) elite anti-terrorism unit.

Lt. Col Ran David. Lt. Col Ran David (IAF) is a decorated combat pilot in the Israeli Air Force. He has served as a deputy squadron commander and spent ten years as a flight instructor. One of Lt. Col David’s primary responsibilities has been to train, test and approve new IAF fighter pilots. Lt. Col David is a graduate of the USAF Air Command and Staff College and the University of Haifa.

Compensation of Directors and Executive Officers

For the year ended December 31, 2022, we compensated our executive officers as follows. We did not pay any compensation to our director in connection with his board service in 2022.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)(1)	Total compensation ($)
Mike Winston	Founder and Executive Chairman; Treasurer	$259,791	$49,547	$309,338

George Murnane	Chief Executive Officer and President	$350,000	$2,522,623	$2,872,623

Patrick McNulty	Chief Operating Officer	$284,908	$1,227,893	$1,512,801

(1)	The amount of other compensation consists primarily of the cost of medical, dental, vision and disability insurance as well as the value of options issued to Mr. Murnane and Mr. McNulty discussed below.

Employment Agreements

We do not have any formal compensation arrangements with our Founder and Executive Chairman. Rather, Mr. Winston, as our sole board member, determines the compensation to be paid to him from time to time in consultation with our Chief Executive Officer and President. We believe that this provides us with greater flexibility in managing our cash flow needs as we grow our business. Mr. Murnane entered into an employment agreement with Jet Token on July 24, 2019. In addition, Mr. McNulty’s compensation arrangements are based on his formal Offer Letter dated June 1, 2021.

Base Salary

In 2022, each of Jet Token’s named executive officers received an annual base salary to compensate them for services rendered to Jet Token. On March 10, 2022, the base salary of Mr. McNulty increased from $165,000 to $175,000. On April 1, 2022, the base salary of Mr. Winston increased from $200,000 to $250,000. Mr. Murnane’s base salary in 2022 was $250,000.

Cash Bonus

Each named executive officer’s employment arrangement provides that the named executive officer will be eligible to earn a discretionary annual bonus subject to achievement of certain goals (including revenue and profitability targets) as determined by the Jet Token Board. In 2022, Mr. Winston, Mr. Murnane and Mr. McNulty were eligible to earn annual cash bonuses based on their performance, as determined by the Jet Token Board, in its discretion. Cash bonuses paid to Mr. Winston, Mr. Murnane and Mr. McNulty in 2022 are included in “cash compensation” in the above table.

2022 Equity Awards

In 2022, Mr. Murnane and Mr. McNulty each received Jet Token Options to purchase shares of Jet Token Common Stock under the Jet Token Option Plan as follows: (a) Mr. Murnane received Jet Token Options to purchase 1,000,000 shares of Jet Token Common Stock; and (c) Mr. McNulty received Jet Token Options to purchase (i) 1,000,000, (ii) 128,000, (iii) 250,000 and (iv) 500,000 shares of Jet Token Class B Common Stock.

Benefits and Perquisites

Jet Token provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; health savings account; life insurance; and a tax-qualified Section 401(k) plan for which Jet Token matches 100% of contributions up to 6% of the employee’s salary. In addition, Jet Token provides Mr. Murnane subsidies in the form of monthly reimbursements for costs related to inter-state commuting for automotive ($300), wireless communication ($200), health club ($170) and out-of-pocket medical ($50).

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of April 21, 2022, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities or having the right to acquire those securities. The table assumes that all options have vested. The company’s voting securities include all shares of voting Common Stock and all shares of Series Seed Preferred Stock.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Mike Winston, CFA 10845 Griffith Peak Drive Suite 200 Las Vegas, NV 89135	Common Stock	76,133,334		97.2%

George Murnane 10845 Griffith Peak Drive Suite 200 Las Vegas, NV 89135	Common Stock (Options)		10,800,000	12.1%

All current officers and directors as a group (2 people) (1)	Common Stock	76,133,334	10,800,000	97.5%

Rick Kipper 161 Robina St Port Charlotte, FL 33954	Common Stock	833,333		1.1%

	Series Seed Preferred Stock	583,333		85.4%

Carlos Butler 4380 Regency Road High Point, NC 27265	Common Stock	1,000,000		1.3%

	Series Seed Preferred Stock	100,000		14.6%

(1)	None of the company’s officers or directors holds any shares of Series Seed Preferred Stock.

Item 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In 2020, Jet Token’s Founder and Executive Chairman, Mike Winston, advanced approximately $80,000 in the form of a non-interest-bearing loan, which was repaid in full during 2020. In 2021, he advanced approximately $200,000 in the form of a non-interest-bearing loan, all of which was repaid in full during 2022.

In January 2021, we entered into a share exchange agreement with Mr. Winston pursuant to which we issued to Mr. Winston 6,646,667 shares of Non-voting Common Stock in exchange for 6,646,667 shares of voting Common Stock held by him.

Item 6. OTHER INFORMATION

None.

Item 7. FINANCIAL STATEMENTS

Financial Statements of Oxbridge Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-16
Balance Sheets as of December 31, 2022 and 2021 (as restated)	F-17
Statement of Operations for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-18
Statement of Changes in Shareholders Deficit for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-19
Statement of Cash Flows for the year ended December 31, 2022 and for the Period from April 12, 2021 (inception) through December 31, 2021 (as restated)	F-20
Notes to the Consolidated Financial Statements	F-21

Unaudited Pro Forma Condensed Combined Financial Information	F-36

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Jet Token, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jet Token, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2019 Lakewood, CO

February 23, 2023

JET TOKEN, INC.

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,527,391	$643,494
Other current assets	357,861	79,548
Total current assets	1,885,252	723,042

Property and equipment, net	5,814	7,495
Intangible assets, net	155,009	287,711
Right-of-use asset	2,081,568	-
Other assets	762,976	1,122,789
Total assets	$4,890,619	$2,141,037

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$242,933	$296,201
Accrued liabilities	951,689	116,113
Deferred revenue	933,361	436,331
Related party advances	-	200,196
Lease liability, current portion	494,979	-
Line of credit	-	194,727
Total current liabilities	2,622,962	1,243,568

Lease liability, net of current portion	1,531,364	-
Total liabilities	4,154,326	1,243,568

Commitments and contingencies (Note 5)	-	-

Stockholders’ Equity
Series Seed Preferred stock, 10,000,000 shares authorized, $0.0000001 par value, 683,333 and 983,333 issued and outstanding, respectively	20,500	29,500
Series CF Non-voting Preferred stock, 25,000,000 shares authorized, 18,826,385 issued and outstanding	704,396	704,396
Preferred Stock, 15,000,000 shares authorized, $0.0000001 par value, 0 issued and outstanding	-	-
Common stock, 300,000,000 shares authorized, par value $0.0000001, 78,353,333 and 78,353,333 issued and outstanding, respectively	8	8
Non-voting Common Stock, 200,000,000 shares authorized, par value $0.0000001, 46,089,886 and 42,169,330 issued and outstanding, respectively	4	4
Subscription receivable	(15,544)	(96,600)
Additional paid-in capital	26,682,909	19,177,938
Accumulated deficit	(26,655,980)	(18,917,777)
Total stockholders’ equity	736,293	897,469
Total liabilities and stockholders’ equity	$4,890,619	$2,141,037

See accompanying notes to the consolidated financial statements

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
Revenues	$21,862,728	$1,112,195

Cost of revenues	19,803,739	1,383,100

Gross profit (loss)	2,058,989	(270,905)

Operating Expenses:
General and administrative (including stock-based compensation of $6,492,653 and $12,690,091, respectively)	9,230,789	14,879,597
Sales and marketing	426,728	704,724
Research and development	137,278	117,391
Total operating expenses	9,794,795	15,701,712

Operating loss	(7,735,806)	(15,972,617)

Other (income) expense:
Other income	(3)	(207,368)
Total other (income) expense	(3)	(207,368)

Loss before provision for income taxes	(7,735,803)	(15,765,249)

Provision for income taxes	2,400	-

Net Loss	$(7,738,203)	$(15,765,249)

Weighted average shares outstanding - basic and diluted	122,747,555	118,503,131
Net loss per share - basic and diluted	$(0.06)	$(0.13)

See accompanying accountants’ review report and notes to financial statements

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Series Seed Preferred Stock		Series CF Non-Voting Preferred Stock		Common Stock		Non-voting Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2020	983,333	$29,500	18,826,385	$704,396	85,000,000	$9	31,402,755	$3	$(522,966)	$5,743,728	$(3,152,528)	$2,802,142
Stock option compensation	-	-	-	-	-	-	-	-	-	12,690,373	-	12,690,373
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	4,119,908	-	(96,600)	2,417,424	-	2,320,824
Receipt of subscription receivable	-	-	-	-	-	-	-	-	522,966	-	-	522,966
Offering costs	-	-	-	-	-	-	-	-	-	(1,673,587)	-	(1,673,587)
Share exchange	-	-	-	-	(6,646,667)	(1)	6,646,667	1	-	-		-
Net loss	-	-	-	-	-	-	-	-	-	-	(15,765,249)	(15,765,249)
Balance at December 31, 2021	983,333	$29,500	18,826,385	$704,396	78,353,333	$8	42,169,330	$4	$(96,600)	$19,177,938	$(18,917,777)	$897,469
Stock option compensation	-	-	-	-	-	-	-	-	-	6,492,653	-	6,492,653
Sale of Non-Voting Common Stock for cash	-	-	-	-	-	-	3,920,556	-	(15,544)	2,919,704	-	2,904,160
Receipt of subscription receivable	-	-	-	-	-	-	-	-	96,600	-	-	96,600
Offering costs	-	-	-	-	-	-	-	-	-	(1,691,386)	-	(1,691,386)
Preferred share redemption	(300,000)	(9,000)	-	-	-	-	-	-	-	(216,000)	-	(225,000)
Net loss	-	-	-	-	-	-	-	-	-	-	(7,738,203)	(7,738,203)
Balance at December 31, 2022	683,333	$20,500	18,826,385	$704,396	78,353,333	$8	46,089,886	$4	$(15,544)	$26,682,909	$(26,655,980)	$736,293

See accompanying notes to the consolidated financial statements

JET TOKEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,738,203)	$(15,765,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	134,383	133,608
Amortization of lease financing costs	-	1,175
Gain on loan forgiveness	-	(207,360)
Stock-based compensation	6,492,653	12,690,373
Non-cash operating lease costs	494,468	-
Changes in operating assets and liabilities:
Accounts receivable	-	400
Other current assets	(278,313)	(28,980)
Accounts payable	(53,268)	15,643
Accrued liabilities	835,576	111,480
Deferred revenue	497,030	436,331
Lease liability	(480,368)	-
Net cash used in operating activities	(96,042)	(2,612,579)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(8,407)
Purchase of intangible assets	-	(97,978)
Return of aircraft deposit	1,093,600	-
Deposits and other assets	(803,112)	(439,750)
Net cash provided by (used in) investing activities	290,488	(546,135)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	42,000	200,196
Repayments - related party advances	(242,196)	-
Proceeds - notes payable	-	86,360
Payments on line of credit	(194,727)	(257,308)
Offering costs	(1,691,386)	(1,221,552)
Payment of lease financing costs	-	(70,500)
Preferred share redemption	(225,000)	-
Proceeds from sale of Non-Voting Common Stock	3,000,760	2,843,790
Net cash provided by financing activities	689,451	1,580,986

Increase (decrease) in cash and cash equivalents	883,897	(1,577,728)
Cash and cash equivalents, beginning of year	643,494	2,221,222
Cash and cash equivalents, end of year	$1,527,391	$643,494

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$2,400	$-

Non cash investing and financing activities:
Subscription receivable from sale of Non-Voting Common Stock	$15,544	$96,600
Line of credit issued for offering expenses paid on behalf of the Company	$-	$452,035
Application of equipment deposit to aircraft maintenance reserve account	$-	$250,000
Operating lease, Right-of-use assets and liabilities	$2,506,711	$-

See accompanying notes to the consolidated financial statements

JET TOKEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware. The consolidated financial statements of Jet Token Inc. (the “Company” or “Jet Token”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company is headquartered in Las Vegas, Nevada.

In September 2020, the Company formed a wholly-owned subsidiary Galilee LLC, a Delaware limited liability company. In November 2020, the Company formed a wholly-owned subsidiary Jet Token Management Inc., a Delaware corporation, and later changed its name to Jet Token Software Inc. In November 2020, the Company formed another wholly-owned subsidiary, Jet Token Management Inc. a California corporation. In June 2021, the Company formed a wholly-owned subsidiary Galilee 1 SPV LLC, a Delaware limited liability company. In March and June 2022, the Company formed two wholly owned subsidiaries, Galilee II SPV LLC and Galilee III SPV LLC, respectively. Both are Delaware limited liability companies. These were both sold during the year as part of the Company’s fractional ownership program. To date, all subsidiaries have had no operations.

The Company intends to combine concepts from fractional jet and jet card programs with lessons learned from building blockchain currencies. The Company believes the tokenization of flight hours under (as the enterprise matures) fractional jet and jet card programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. The Company’s purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022. During the next twelve months, the Company intends to fund its operations with capital from its operations, prior and its most recent Regulation A campaign and prospectively, additional equity offerings. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business Plan and harm its business, financial condition and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accounting and reporting policies of the Company conform with generally accepted accounting principles in the United States (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet Token Inc. and its wholly owned subsidiaries, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, Galilee 1 SPV LLC, Galilee II SPV LLC and Galilee III SPV LLC. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not have any financial instruments as of December 31, 2022 and 2021.

Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, market acceptance of the Company’s business model and COVID-19 issues more fully described below. These adverse conditions could affect the Company’s financial condition and the results of its operations.

On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, it is known that the travel industry in which we operate has been severely impacted. The Company is monitoring the situation and exploring opportunities in regard to travel behavior for when travel restrictions ease.

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of December 31, 2022, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of December 31, 2022 and 2021, the Company has capitalized approximately $398,000 and $398,000, respectively, of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the years ended December 31, 2022 and 2021 was $132,702 and $132,696, respectively. Accumulated amortization as of December 31, 2022 was $265,398.

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company 1) identifies the contract with the customer, 2) identifies the performance obligations in the contract, 3) determines the transaction price, 4) determines if an allocation of that transaction price is required given the performance obligations under the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. The Company generates/intends to generate revenue from three primary sources: a fractional ownership program, jet card programs, and ad hoc charter through the Jet Token App.

Under the fractional ownership program, a customer can purchase an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year and provides all the benefits of plane ownership at a fraction of the cost. The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The fractional ownership program consists of an initial buy-in or upfront fee and a fixed hourly rate for flight hours. Alternatively, the jet card program consists of a fixed hourly rate for flight hours typically paid 100% upfront. The Company also generates revenues from individual ad hoc charter bookings processed through our App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time. Revenues from the sale of fractional or whole interests in an aircraft is recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The Company defers revenue in all instances when the earnings process is not yet complete. As of December 31, 2022, the Company deferred $933,361 related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

The following is a breakout of revenue components by subcategory for the years ended December 31, 2022 and 2021.

	2022	2021
Jet card and charter programs	$4,662,728	$1,112,195
Fractional/Whole Aircraft Sales	17,200,000	-
	$21,862,728	$1,112,195

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Cares Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act retroactively suspends the 80% income limitation on use of NOL carryovers for taxable years beginning before January 1, 2021, and allows 100% of any such taxable income to be offset by the amount of such NOL carryforward. This 80% income limitation is reinstated (with slight modifications) for tax years beginning after December 31, 2021.

As of December 31, 2022 and 2021, the Company had deferred tax assets of approximately $1,465,000 and $1,213,000, respectively, primarily from net operating losses of approximately $6,980,000 and $5,778,000. The Company maintains a full valuation allowance on the deferred tax assets as of December 31, 2022 and 2021. The valuation allowance increased by $260,000 and $694,000 during the years ended December 31, 2022 and 2021, respectively. Deferred tax assets after 2018 have no expiration.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the years ended December 31, 2022 and 2021, there were 70,373,357 and 61,195,357 options, 1,666,667 and 1,666,667 warrants, and 19,509,718 and 19,809,718 convertible preferred shares, respectively, excluded.

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

New Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes several practical expedients. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted the provisions of the new standard starting January 1, 2022 using the modified retrospective approach. As a result, the comparative financial information prior to the date of adoption has not been updated and continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 842 resulted in the recognition of operating lease ROU assets and lease liabilities for operating leases of $2,506,711 as of January 1, 2022 (the present value of the remaining lease payments), and those accounts will be amortized over the remaining lease term of 59 months.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	2022	2021
Aircraft Deposit	$-	$350,000
Deposits	73,226	13,714
Lease Maintenance Reserve	689,750	689,750
Lease Financing Costs	-	69,325
Total Other Assets	$762,976	$1,122,789

During 2020, the Company entered and executed an Aircraft purchase agreement with certain terms and conditions under which it made two payments in the amounts of $450,000 and $150,000 as purchase deposits for Aircrafts. The terms of the agreement specify that $250,000 of this amount shall be considered nonrefundable. During the year ended December 31, 2021, $250,000 of this amount was applied to the lease maintenance reserve required under the aircraft lease discussed in Note 5.

The Company also entered and executed an Aircraft management and charter service agreement. The Company made an operating deposit of $50,000 into a segregated operating account as part of the service agreement. The Company is to maintain a $50,000 operating deposit for the length of the agreement.

NOTE 4 – NOTE PAYABLE

In May 2020, the Company received a loan in the amount of $121,000 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on April 13, 2020, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective January 2021.

On February 2021, the Company received a loan in the amount of $86,360 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest and principal payments deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the 24-week period beginning on February 18, 2021, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the Lender. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP loan proceeds were used for payroll, covered rent and other covered payments. The PPP Loan was formally forgiven effective July 2021.

In July 2021, the Company entered into a loan agreement with StartEngine Primary, LLC, a service provider of the Company. The agreement allows for advances up to an aggregate amount of $500,000 to pay for advertising and promotion services in connection with the Company’s equity offerings. The advances are non-interest bearing and shall be repaid on the date of the closing of the Company’s equity offering from the proceeds of the offering. During the year ended December 31, 2021, approximately $452,000 had been drawn on the loan, with a balance of $194,727 due as of December 31, 2021. During the year ended December 31, 2022, the Company repaid this remaining balance in full.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash in the accompanying balance sheet. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party. Upon adopting ASC 842 effective January 1, 2022 as discussed in Note 2, the Company elected to adopt the package of practical expedients, which include the option to not reassess whether initial direct costs meet the new definition under ASC 842 at the initial application date. As such, the unamortized balance of the arrangement fee has been included within the right-of-use asset in the accompanying balance sheet and is being amortized to lease expense over the remaining term of the lease.

On April 4, 2022, the Company entered into an additional leasing arrangement with a third party for an aircraft to be used in the Company’s operations, substantially identical to the terms of the November 2021 agreement. The lease term was for 60 months, expiring April 4, 2027, and required monthly lease payments. At any time during the lease term, the Company had the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreement also required the Company to maintain its existing liquidity reserve of $500,000 in a separate bank account as well as an additional maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is required to be held in a bank account owned by the Company. Any funds remaining at the end of the Lease term would be returned to the Company. In May 2022, the Company exercised the option to purchase the aircraft from the lessor and in June 2022 sold the aircraft.

Total lease expense for the years ended December 31, 2022 and 2021 was $863,824 and $90,165, respectively, which is included within cost of revenues in the accompanying statement of operations.

As of December 31, 2022, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2023	$549,000
2024	549,000
2025	549,000
2026	503,250
Total future minimum lease payments	$2,150,250
Less imputed interest	(123,907)
Maturities of lease liabilities	$2,026,343

Share Purchase Agreement

The Company executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”). Upon the Company’s common stock being publicly listed on a U.S. securities exchange, such as the NYSE or NASDAQ, the Company will have the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. On the date of listing, the Company will also issue to GEM warrants granting it the right to purchase up to 6% of the outstanding common stock of the Company on a fully diluted basis as of the date of listing. The warrant will have a term of three years.

The Company has also entered into a Registration Rights Agreement with GEM, obligating the Company to file a Registration Statement with respect to resales of the shares of common stock issued to GEM under the Share Purchase Agreement and upon exercise of the warrant.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 50,000,000 shares of its preferred stock with par value of $0.0000001. Of the authorized number of preferred shares, 10,000,000 shares have been designated as Series Seed Preferred Stock, 25,000,000 have been designated Series CF Non-Voting Preferred Stock (“Series CF”), and 15,000,000 are undesignated. Each share of preferred stock can be converted to one share of common stock.

In October 2021, the Company redeemed 300,000 shares of its outstanding Series Seed Preferred Stock for a total purchase price of approximately $225,000.

Common Stock

The Company has authorized the issuance of 500,000,000 shares of its common stock, of which 300,000,000 are designated as common stock and 200,000,000 are non-voting common stock, all par value of $0.0000001. Shares of non-voting common stock will convert automatically into fully paid and nonassessable shares of the Company’s voting common stock upon the closing of the sale of shares of voting common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon the merger of the Company with and into another entity. The conversion rate is currently one share of voting common stock per share of non-voting common stock.

In February 2020, the Company undertook a Regulation A, Tier 2 offering for which it is selling up to 33,333,333 non-voting common stock at $0.30 per share for a maximum of $10,000,000. During the year ended December 31, 2020, the Company issued 31,402,755 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $9,420,827, with $522,966 of these proceeds pending release from escrow. During the year ended December 31, 2021, the Company closed on 1,494,462 shares of non-voting common stock for gross proceeds of $448,339, which had been committed to and held in a third-party escrow prior to December 31, 2020. The Company also collected the remining $522,966 of the proceeds that had been subject to hold-back in escrow. During the year ended December 31, 2022, the Company also collected on the sale of an additional 61,894 shares of non-voting common stock for gross proceeds of $18,598 under this offering.

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it is selling up to 29,173,333 non-voting common stock at $0.75 per share for a maximum of $21,880,000. During the year ended December 31, 2021, the Company issued 2,625,446 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,969,085, with $96,600 of these proceeds pending release from escrow at December 31, 2021. During the year ended December 31, 2022, the Company collected on the escrow funds and issued an additional 3,858,662 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $2,901,106, with $15,544 of these proceeds pending release from escrow at December 31, 2022. This offering closed on January 18, 2023.

During the year ended December 31, 2021, the Company entered into an agreement with its Executive Chairman to exchange 6,646,667 shares of common stock for 6,646,667 shares of non-voting common stock for no consideration.

Warrants

In connection with the Regulation A, Tier 2 offerings noted above, the Company engaged StartEngine Primary, LLC (“StartEngine”) to act as its placement agent. For such, StartEngine will receive 7% commissions on proceeds from the offering, and the Company will issue warrants to StartEngine up to a percentage specified within the agreements of the non-voting common stock sold through StartEngine at exercise price consistent with the selling price of the shares in the offering.

In December 2020, the Company issued the 1,666,667 warrants owed to StartEngine in connection with this arrangement for the offering that began in February 2020. The warrants have an exercise price of $0.30 and a term of three years. The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The Company accounts for these warrants in accordance with ASU 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. Accordingly, the value of these warrants is contained within equity, both increasing and decreasing additional paid-in capital for a net zero effect. The Company valued the warrants earned during the year ended December 31, 2020 at approximately $184,000, using the Black-Scholes model, with similar inputs to those disclosed in the stock option section below, with the exception that the expected life was three years.

Stock Options

On June 4, 2018, the Company’s Board of Directors adopted the Jet Token, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, and consultants, to purchase shares of the Company’s common stock. As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2022 and 2021, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 shares of common stock and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan is administered by the Company’s Board of Directors.

In August 2021, the Company’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. As of December 31, 2021, up to 5,000,000 shares of non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of non-voting common stock authorized under the 2021 Plan to 15,000,000. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Company’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

During the year ended December 31, 2021, the Company granted a total of 36,945,357 stock options to purchase common stock to various advisors and consultants. The options have a ten-year life. 1,000,000 of the options are exercisable at $0.30 and the remaining are exercisable at $0.75. 17,495,357 of the options were immediately vested on the grant date, 1,450,000 of the options will vest upon the achievement of certain sales targets or other requirements, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $20,048,000, which will be recognized over the vesting period.

During the year ended December 31, 2022, the Company granted an additional 1,000,000 stock options to purchase common stock to the Company’s Chief Executive Officer. The options have a ten-year life and are exercisable at $0.75. The options vest in monthly tranches through March 31, 2025. The options had a grant date fair value of approximately $522,000, which will be recognized over the vesting period.

During the year ended December 31, 2022, the Company granted a total of 8,178,000 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and are exercisable at $0.75. 1,678,000 of the options were immediately vested on the grant date, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $4,439,000, which will be recognized over the vesting period.

A summary of our stock option activity for the years ended December 31, 2022 and 2021, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2020	24,300,000	$0.25	-
Granted	36,945,357	0.74	-
Exercised	-	-	-
Expired/Cancelled	(50,000)	-	-
Outstanding at December 31, 2021	61,195,357	$0.54	9.2
Granted	9,178,000	0.75	-
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2022	70,373,357	$0.57	8.3

Exercisable at December 31, 2021	36,521,147	$0.50	9.1
Exercisable at December 31, 2022	52,584,463	$0.53	8.2

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	2022	2021
Expected life (years)	6 to 10	5 to 10
Risk-free interest rate	1.43% - 4.10%	0.01% - 1.43%
Expected volatility	80%	80%
Annual dividend yield	0%	0%

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

During the years ended December 31, 2022 and 2021, stock-based compensation expense of $6,492,653 and $12,690,373, respectively, was recognized for the vesting of these options. As of December 31, 2022, there was approximately $8,115,000 in unrecognized stock-based compensation, which will be recognized through September 2025.

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 4,813,333 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs expire in seven years. As of December 31, 2022, the Company has determined that it is not yet probable that these RSUs will vest, and accordingly, have not yet recorded expense related to these RSUs.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2022 and 2021, the Company’s Founder and Executive Chairman advanced a total of $42,000 and $200,196, respectively, to the Company in the form of a non-interest-bearing loan, and repaid $242,196 and $0 of these advances, respectively. As of December 31, 2022 and 2021, the Company owed $0 and $200,196 , respectively, to the Company’s Founder and Executive Chairman related to such advances.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to December 31, 2022, the Company issued an additional approximately 2 million shares of non-voting common stock at a price of $0.75 per share under the Regulation A, Tier 2 offering discussed in Note 5 for gross proceeds of approximately $1.5 million.

Subsequent to December 31, 2022, the Company granted a total of 2,000,000 stock options to purchase non-voting common stock to various employees and consultants. The options are exercisable at $0.75 per share, have 10 year lives, and vest in monthly tranches over a three-year period.

Subsequent to December 31, 2022, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. To date, there have been no operations or financial activity.

The Company has evaluated subsequent events that occurred after December 31, 2022 through February 23, 2023, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Oxbridge Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Oxbridge Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021 (as restated), the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 12, 2021 (inception) through December 31, 2021 (as restated), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 (as restated), and the results of its operations and its cash for the year ended December 31, 2022 and the period from April 12, 2021 (inception) through December 31, 2021 (as restated), in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by August 16, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ HACKER JOHNSON & SMITH PA

Hacker Johnson & Smith PA

We have served as the Company’s auditor since 2021.

Tampa, Florida

February 22, 2023

PCAOB ID #400

OXBRIDGE ACQUISITION CORP.

Balance Sheets

	December 31,	December 31,
	2022	2021
		(as restated)
Assets
Current assets
Cash	$211,718	$614,395
Accrued interest, prepaid expenses and other receivables	3,593	81
Total current assets	215,311	614,476
Marketable securities held in Trust Account	12,834,629	116,725,000
Total Assets	$13,049,940	$117,339,476

Liabilities and Shareholders’ Deficit
Current liabilities
Due to affiliates	$3,861	$-
Accrued expenses	97,981	18,000
Total current liabilities	101,842	18,000
Promissory note payable	575,000	-
Deferred underwriting commissions	4,025,000	4,025,000
Derivative warrant liabilities	369,902	7,069,300
Total liabilities	5,071,744	11,112,300

Commitments and Contingencies
Class A ordinary shares; 1,186,952 (2021:11,500,000) shares subject to possible redemption (at redemption value)	12,834,629	116,725,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 4,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 115,000 (2021: 115,000) issued and outstanding (excluding 1,186,952 (2021: 11,500,000) shares subject to possible redemption)	-	-
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	288
Additional paid-in capital, net of offering costs	-	-
Accumulated Deficit	(4,856,721)	(10,498,112)
Total shareholders’ deficit	(4,856,433)	(10,497,824)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$13,049,940	$117,339,476

The accompanying notes are an integral part of financial statements.

OXBRIDGE ACQUISITION CORP.

Statements of Operations

	Year Ended December 31, 2022	Period from April 12, 2021 (inception) through December 31, 2021
		(as restated)
Expenses
General and administrative expenses	$(487,072)	$(85,515)
Loss from operations	(487,072)	(85,515)
Change in fair value of warrant liabilities	6,699,398	(3,456,800)
Other income
Other interest income	4,065	443
Interest earned on marketable securities held in trust account	959,589	-
Net income (loss)	$7,175,980	$(3,541,872)
Earnings (loss) per share:
Basic weighted average shares outstanding	13,133,764	14,490,000
Diluted weighted average shares outstanding	13,133,764	14,490,000
Basic and diluted net earnings (loss) per ordinary share	$0.546	$(0.244)

The accompanying notes are an integral part of financial statements.

OXBRIDGE ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM APRIL 12, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021 (as restated)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – April 12, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B ordinary shares to Sponsor	-	-	2,875,000	288	24,712	-	25,000
Issuance of Class A ordinary shares (net of offering costs)	11,615,000	1,161	-	-	103,983,884	-	103,985,045
Issuance of private placement warrants	-	-	-	-	5,760,000	-	5,760,000
Class A Ordinary shares reclassified to Commitments subject to possible redemption	(11,500,000)	(1,161)	-	-	(101,227,174)	-	(101,228,335)
Accretion for Class A Ordinary Shares to redemption amount					(8,541,422)	(6,956,240)	(15,497,662)
Net loss	-	-	-	-	-	(3,541,872)	(3,541,872)
Balance - December 31, 2021 (as restated)	115,000	$-	2,875,000	$288	$-	$(10,498,112)	$(10,497,824)

Accretion for Class A Ordinary Shares to redemption amount	-	-	-	-	-	(1,534,589)	(1,534,589)
Net income	-	-	-	-	-	7,175,980	7,175,980
Balance - December 31, 2022	115,000	$-	2,875,000	$288	$-	$(4,856,721)	$(4,856,433)

The accompanying notes are an integral part of financial statements.

OXBRIDGE ACQUISITION CORP.

Statements of Cash Flows

		Period from
		April 12, 2021
	Year ended December 31, 2022	(inception) through December 31, 2021
		(as restated)
Cash flows from Operating Activities:
Net income (loss)	$7,175,980	$(3,541,872)
Adjustments to reconcile net income to cash used in operating activities
Change in fair value of warrant liabilities	(6,699,398)	3,456,800
Income earned on marketable securities held in Trust Account	(959,589)	-

Changes in operating assets and liabilities:
Accrued interest receivable	-	(81)
Prepaid expenses and other receivables	(3,512)	-
Due to affiliates	3,861	45,833
Accrued expenses	79,981	18,000
Net cash used in operating activities	$(402,677)	$(21,320)

Cash flows from Investing Activities:
Proceeds from liquidation of marketable securities held in Trust Account	105,424,960	-
Investment in Trust Account	(575,000)	(116,725,000)
Net cash provided by (used in) investing activities	$104,849,960	$(116,725,000)

Cash flows from Financing Activities:
Redemption of 10,313,048 Class A Ordinary Shares	(105,424,960)	-
Proceeds from issuance of promissory note	575,000	-
Proceeds from issuance of Class B ordinary shares	-	25,000
Proceeds from issuance of private placement warrants	-	5,760,000
Proceeds from issuance of units (net of offering costs)	-	111,575,715
Net cash (used in) provided by financing activities	$(104,849,960)	$117,360,715

Net Change in Cash	(402,677)	614,395
Cash – Beginning of period	614,395	-
Cash – Ending of period	$211,718	$614,395

Supplemental disclosure of non-cashflow information
Deferred underwriting commissions in connection with the initial public offering	$-	$4,025,000
Derivative warrant liabilities issued in connection with the initial public offering	$-	$3,612,500
Accretion for Class A ordinary shares to redemption amount	$1,534,589	$15,497,662

The accompanying notes are an integral part of financial statements.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations

Oxbridge Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on April 12, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 12, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering” or “IPO”) described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company may generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 11, 2021. On August 16, 2021, the Company consummated its IPO of 10,000,000 units (each, a “Unit” and collectively, the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of $3,500,000 in deferred underwriting commissions. The underwriter exercised the over-allotment option in full and on August 16, 2021, purchased an additional 1,500,000 units (the “Over-Allotment Units”), generating additional gross proceeds of $15,000,000 (the “Over-Allotment”), and incurring additional offering costs of $825,000, inclusive of $525,000 of deferred underwriting commissions (Note 5).

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,760,000 warrants to the Sponsor and Maxim Group, LLC (“Maxim”), the underwriter in our Initial Public Offering (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $5,760,000, which is discussed in Note 4. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $116,725,000 ($10.15 per Unit) of the net proceeds of the Initial Public Offering and certain proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and may be invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations (continued)

The Company will provide the holders (the “Public Shareholders”) of its Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (anticipated to be approximately $11.07 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. These Public Shares have been classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting in favor of the business combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, as amended (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholder (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholder have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor (the “Initial Shareholder”) officers and directors have agreed not to propose an amendment to Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination by August 16, 2023, as described in more detail in the prospectus for the IPO) (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1—Description of Organization and Business Operations (continued)

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Initial Shareholder, officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholder or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. Maxim has agreed to waive their rights to its deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be approximately $11.07 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2022 the Company had cash of approximately $212,000 and a working capital of approximately $110,000 to satisfy the Company’s liquidity needs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance GAAP, management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by August 16, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 16, 2023.

Management’s plans to address this need for capital through potential loans from certain of our affiliates. However, our affiliates are not obligated to make loans to us in the future, and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change in the near-term relates to the fair value of the derivative warrant liabilities. Although considerable variability is likely to be inherent in this estimate, management believes that the amounts provided are reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022, the Company had approximately $212,000 of cash and cash equivalents.

Marketable Securities Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Company coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2—Summary of Significant Accounting Policies (continued)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed at the end of each reporting period. Derivative warrant liabilities will be classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The 17,260,000 warrants issued on August 16, 2021 in connection with the IPO and the Private Placement (including the 11,500,000 warrants included in the Units and the 5,760,000 Private Placement Warrants) are recognized as derivative liabilities in accordance with ASC 815. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Black-Scholes option pricing model and subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants beginning from December 31, 2021, and through to December 31, 2022. The fair value of the Private Warrants has been estimated initially and subsequently, as of December 31, 2022, using a version of the Black-Scholes option pricing model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly.

Class A Ordinary Shares Subject to Possible Redemption

As of December 31, 2022, there were 1,301,952 Class A ordinary shares issued or outstanding. The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and be subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, 1,186,952 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Earnings (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share”. Earnings (Loss) per ordinary share is computed by dividing earnings (loss) by the weighted average number of ordinary shares outstanding during the period.

The Company has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income/loss of the Company. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

At December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company due to the exercise price exceeding the average market price of the Company’s ordinary share during the year ended December 31, 2022. As a result, diluted earnings per share is the same as basic earnings per share for the year ended December 31, 2022.

At December 31, 2021, due to net loss the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the loss of the Company. As a result, diluted loss per share is the same as basic loss per share for the period ended December 31, 2021.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

The following table reflects the calculation of basic and diluted net earnings (loss) per share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from April 12, 2021 (Inception) Through December 31, 2021 (as restated)
	Class A	Class B	Class A	Class B
Basic and diluted earnings (loss) per ordinary share
Numerator:
Allocation of net earnings (loss)	$5,605,148	$1,570,832	$(2,839,120)	$(702,753)
Denominator:
Basic and diluted weighted average shares outstanding	10,258,764	2,875,000	11,615,000	2,875,000
Basic and diluted net earnings (loss) per ordinary share	$0.546	$0.546	$(0.244)	$(0.244)

Note 2—Summary of Significant Accounting Policies (continued)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Reclassifications

Any reclassifications of prior year amounts have been made to conform to the current period presentation.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 3—Initial Public Offering

On August 16, 2021, the Company consummated its IPO of 10,000,000 Units at $10.00 per Unit, generating gross proceeds of $100,000,000 and incurring offering costs of approximately $6,624,000, inclusive of approximately $3,500,000 in deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On August 16, 2021, Maxim exercised the over-allotment option in full and, purchased an additional 1,500,000 Over-Allotment Units, generating additional gross proceeds of $15,000,000, and incurring additional offering costs of $825,000, inclusive of approximately $525,000 of deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of the Company in exchange for issuance of 2,875,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6.

The Initial Shareholder have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the Private Placement of an 5,760,000 Private Placement Warrants to the Sponsor and Maxim at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. The Private Placement Warrants are also not redeemable by the Company so long as they are held by the Sponsor and Maxim or their respective permitted transferees.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 4—Related Party Transactions (continued)

Related Party Loans

On April 19, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable upon the earlier of September 30, 2021 or the completion of the IPO. The loan amounted to $195,175 and was repaid upon the closing of the IPO out of offering proceeds not held in the Trust Account.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, other Initial Shareholder, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. As of December 31, 2022, the Company did not have any outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, the Company agreed to pay its Sponsor a total of up to $10,000 per month, for office space, utilities, secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, and for the period ending December 31, 2021, the Company recorded expenses of $100,000 and $50,000, respectively, to the Sponsor under the Administrative Services Agreement.

Extension Amendment Proposal and Promissory Note

On November 9, 2022, the Company held an extraordinary general meeting (the “EGM”) of shareholders. At the EGM, the Company’s shareholders were presented the proposals to extend the date by which the Company must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the Board of Directors) by amending the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. The Company filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The sponsor has agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the sponsor, in connection with the Extension Loan. The Extension Loan will be deposited into the trust account on or around November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial business combination, or (b) the date of the liquidation of the Company.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants, and securities that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 5—Commitments and Contingencies (continued)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On August 16, 2021, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $2.0 million in the aggregate (or $2.3 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the IPO. In addition, $0.35 per unit, or approximately $3.5 million in the aggregate (or approximately $4.03 million in the aggregate if the underwriters’ over-allotment option was exercised in full) was payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of this Annual Report on Form 10-K and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of this Annual Report on Form 10-K.

Note 6 – Derivative Warrant Liabilities

As of December 31, 2022, the Company had 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants, outstanding.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 6 – Derivative Warrant Liabilities (continued)

Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 6 – Derivative Warrant Liabilities (continued)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants, so long as they are held by the Initial Shareholders or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company has accounted for the 17,260,000 warrants issued in connection with the IPO (including 11,500,000 Public Warrants and 5,760,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. For the year ended December 31, 2022 and the period from April 12, 2021 (inception) to December 31, 2021, the Company recognized a gain (loss) on revaluation of approximately $6.7 million and ($3.5 million), respectively.

The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A common stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per common stock, and (ii) in all other cases, the volume weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the IPO. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined using Black-Scholes option pricing model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 7 - Fair Value Measurements

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of the initial issuance date, December 31, 2022 and 2021, by level within the fair value hierarchy:

	Fair Value Measurements Using
At December 31, 2022	(Level 1)	(Level 2)	(Level 3)	Total
Description
Liabilities:
Warrant liabilities - public warrants	$368,000	$-	$-	$368,000
Warrant liabilities - private warrants	-	-	1,902	1,902
Total	$368,000	$-	$1,902	$369,902

	Fair Value Measurements Using
At December 31, 2021	(Level 1)	(Level 2)	(Level 3)	Total
Description
Liabilities:
Warrant liabilities - public warrants	$4,655,200	$-	$-	$4,655,200
Warrant liabilities - private warrants	-	-	2,414,100	2,414,100
Total	$4,655,200	$-	$2,414,100	$7,069,300

The Public Warrants issued in connection with the Public Offering and the Private Placement Warrants were initially and subsequently measured at fair value using a Black-Scholes option pricing model. The subsequent measurement of the Public Warrants as of December 31, 2022, and December 31, 2021, are classified as Level 1 due to the use of an observable market quote in an active market.

The Company utilizes a Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of earnings. The estimated fair value of the Private Placement Warrant liability is determined using Level 3 inputs. Inherent in the Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on historical volatility of its stock price. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The Company used the modified extension date deadline of August 16, 2023, to determine the estimated life of the warrants. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022. There were no transfers between Levels 1, 2 or 3 during the period from April 12, 2021 (inception) through December 31, 2021, other than the transfer of public warrants liabilities from Level 3 to Level 1.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for private placement warrants at their measurement dates:

	At December 31, 2022	At December 31, 2021
Share price	$10.45	$9.90
Exercise price	$11.5	$11.5
Expected dividend yield	0%	0%
Expected volatility	2.97%	24.00%
Risk-free interest rate	4.85%	0.54%
Expected life (in years)	0.67	0.98

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 7 - Fair Value Measurements (continued)

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value of Level 3 warrants at January 1, 2022	$2,414,100	$-	$2,414,100
Change in valuation inputs or other assumptions	(2,412,198)	-	(2,412,198)
Fair value of Level 3 warrants at December 31, 2022	$1,902	$-	$1,902

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement Warrants	Public Warrants	Total Warrant Liabilities
Fair value as of January 1, 2022	$2,414,100	$4,655,200	$7,069,300
Change in valuation inputs or other assumptions	(2,412,198)	(4,287,200)	(6,699,398)
Fair value as of December 31, 2022	$1,902	$368,000	$369,902

Note 8—Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 4,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 1,301,952 and 11,615,000, respectively, Class A ordinary shares outstanding, of which 1,186,952 and 11,500,000, respectively, has been classified as temporary equity due to its redeemable nature.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. At December 31, 2022, there were 2,875,000 Class B ordinary shares issued and outstanding. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by applicable law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the appointment of the Company’s directors prior to the initial Business Combination.

OXBRIDGE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 8—Shareholders’ Deficit (continued)

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis (as adjusted). In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 present the combination of the historical financial information of Oxbridge and Jet Token after giving effect to the Business Combination, and related adjustments described in the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical audited condensed balance sheet of Oxbridge as of December 31, 2022 and the historical audited condensed consolidated balance sheet of Jet Token as of December 31, 2022 on a pro forma basis as if the Business Combination had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited condensed statement of operations of Oxbridge for the year ended December 31, 2022 and the historical audited condensed consolidated statement of operations of Jet Token for the year ended December 31, 2022 on a pro forma basis as if the Business Combination had been consummated on January 1, 2022.

The historical financial information of Oxbridge was derived from the audited financial statements of Oxbridge as of and for the year ended December 31, 2022, included elsewhere in this report. The historical financial information of Jet Token was derived from the audited financial statements of Jet Token as of and for the year ended December 31, 2022, included elsewhere in this report. This information should be read together with Oxbridge’s and Jet Token’s audited financial statements and related notes, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and other financial information included elsewhere in this report.

Introduction

Oxbridge is a blank check company incorporated on April 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar transaction with one or more businesses or entities. On August 16, 2021, Oxbridge completed its IPO of 11,500,000 Oxbridge Units, including 1,500,000 Oxbridge Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each Oxbridge Unit consisting of one Class A Ordinary Share and one warrant, where each whole warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, generating gross proceeds to Oxbridge of $115,000,000.

Simultaneously with the closing of its IPO, Oxbridge consummated the private placement of 5,760,000 Private Placement Warrants to the Sponsor and Maxim Group, LLC, the representative to the underwriters in our initial public offering, at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Oxbridge of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination. The Private Placement Warrants are also not redeemable by the Company so long as they are held by the Sponsor and Maxim or their respective permitted transferees.

Oxbridge also issued an aggregate of 2,875,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.009 per share.

Upon the closing of the IPO and the sale of the Private Placement Warrants, an aggregate of $116,725,000 was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and was available to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by Oxbridge, until the earlier of: (a) the completion of an Initial Business Combination and (b) the distribution of the Trust Account.

Oxbridge has until August 16, 2023 to complete an Initial Business Combination, which would include the Business Combination.

Jet Token, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. Jet Token, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of Jet Token’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via Jet Token’s leased and managed aircraft, for Part 135 (whole aircraft charter) and Part 380 (by the seat charter), and (iv) since January 2023, joint ownership, alongside its existing operating partner, Cirrus, of 380 Software LLC, which supplies the technology to sell individual seats on empty legs on the Cirrus fleet of aircraft.

On February 24, 2023, Oxbridge and its wholly owned subsidiaries, First Merger Sub and Second Merger Sub, entered into the Business Combination Agreement with Jet Token. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, First Merger Sub will merge with and into Jet Token, with Jet Token surviving the First Merger as a wholly owned subsidiary of Jet.AI, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Jet Token (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Jet.AI. In connection with the Business Combination, current security holders of Oxbridge and Jet Token will become security holders of Jet.AI. Following the Business Combination, the Jet.AI Common Stock, the Jet.AI Warrants and the Merger Consideration Warrants are expected to trade on Nasdaq under the new symbols “PJ,” “PJAIZ,” and “PJAIW,” respectively, and Jet.AI will continue as a publicly-listed entity. Prior to the closing of the Business Combination, Oxbridge will domesticate as a Delaware corporation.

Description of the Business Combination

As noted above, the unaudited pro forma condensed combined financial information contained herein assumes that Oxbridge’s shareholders approve the proposed Business Combination. Oxbridge cannot predict how many of its public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial information is presented under two different redemption scenarios, which produce different allocations of total Jet.AI equity interests between holders of Ordinary Shares. As described in greater detail below, the first scenario, or “no redemptions scenario,” assumes that none of the public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash, and the second scenario, or “maximum redemptions scenario,” assumes that holders of the maximum number of Class A Ordinary Shares that can be redeemed for cash will exercise their right to have their Class A Ordinary Shares redeemed for cash, with Oxbridge still having: (1) as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and expenses paid or required to be paid in connection with the Business Combination (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, cash on hand equal to or in excess of $5,000,000, and (2) at least $5,000,001 of net tangible assets, after deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination. The residual cash of Oxbridge remaining after any redemption of public shares will be retained by Jet.AI. The expected cash balance of Jet.AI under the no redemptions scenario and maximum redemptions scenario is $7,588,920 and $5,000,001, respectively. The actual results will likely be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Jet Token is considered to be the accounting acquirer, as further discussed in “Note 1 — Basis of Presentation” of this unaudited pro forma condensed combined financial information.

In connection with the Domestication and prior to the Effective Time, the total issued and outstanding 1,301,952 Class A Ordinary Shares and 2,875,000 Class B Ordinary Shares as of February 22, 2023 will convert automatically, on a one-for-one basis, into shares of Jet.AI Common Stock. Each issued and outstanding public warrant and private placement warrant will convert automatically into a Jet.AI Warrant pursuant to the Warrant Agreement, entitling the holder to purchase one share of Jet.AI Common Stock at an exercise price of $11.50.

Each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that will be converted into shares of Jet Token Common Stock immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio, and (y) the number of Merger Consideration Warrants equal to the Warrant Exchange Ratio. Each Jet Token Option, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio. Each Jet Token Warrant issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio. Each Jet Token RSU Award that is outstanding immediately prior to the Effective Time will be converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio. Upon the consummation of the Business Combination, Oxbridge will immediately be renamed “Jet.AI Inc.”

Upon the consummation of the Business Combination, it is anticipated that 4,500,000 shares of Jet.AI Common Stock and 7,353,000 Merger Consideration Warrants will be issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). It is also anticipated that we will reserve for issuance up to 3,270,278 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,130 shares of Jet.AI Common Stock and 242,044 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards.

In addition, in connection with the Business Combination, Jet.AI is proposing to implement the Omnibus Incentive Plan, which will be effective upon closing of the Business Combination, subject to approval by Oxbridge shareholders, in place of the existing Jet Token Option Plans. The purpose of the Omnibus Incentive Plan is to provide eligible employees, directors, consultants and the founders the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to Jet.AI’s growth and to align the economic interests of such persons with those of its stockholders. The financial impact of the Omnibus Incentive Plan has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage.

For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

The following table summarizes the pro forma shares of Jet.AI Common Stock outstanding under the no redemptions scenario and the maximum redemptions scenario, excluding the potential dilutive effect of exercise of Oxbridge Warrants and Merger Consideration Warrants:

	No Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%
Historical Rollover Shareholders	4,500,000	51.86	4,500,000	53.32
Public Shareholders(1)	1,301,952	15.00	1,064,218	12.61
Initial Shareholders	2,875,000	33.13	2,875,000	34.07
Total	8,676,952	100.00	8,439,218	100.00

(1)	Includes 115,000 shares of Class A Ordinary Shares issued to Maxim Group, LLC, the representative to the underwriters in our initial public offering, which are not redeemable pursuant to an agreement between Maxim and the Company.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 under both the no redemptions scenario and maximum redemptions scenario and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, are based on the historical financial statements of Oxbridge (as restated) and Jet Token. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2022

(in thousands, except share and per share amounts)

			No Redemption Scenario			Maximum Redemption Scenario
	Jet Token, Inc. (Historical)	Oxbridge Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,527	$212	$12,835	A	$9,824	$12,835	A	$6,695
			(4,600)	B		(4,600)	B
			(690)	C		(690)	C
						(2,589)	H
Other current assets	358	3	-		361	-		361
Total current assets	1,885	215	7,545		9,645	4,956		7,056

Property and equipment, net	6	-	-		6	-		6
Intangible assets, net	155	-	-		155	-		155
Right-of-use asset	2,082	-	-		2,082	-		2,082
Other assets	763	-	-		763	-		763
Cash held in trust account	-	12,835	(12,835)		-	(12,835)		-
Total assets	$4,891	$13,050	$(5,290)		$12,651	$(7,879)		$10,062

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$244	$-	$-		$244	$-		$244
Accrued liabilities	952	98	-		1,050	-		1,050
Deferred revenue	933	-	-		933	-		933
Lease liability, current portion	495	-	-		495	-		495
Promissory note payable	-	575	(575)	B	-	(575)	B	-
Due to affiliates	-	4	-		4	-		4
Total current liabilities	2,624	677	(575)		2,726	(575)		2,726

Lease liability, net of current portion	1,531				1,531			1,531
Deferred underwriting commissions	-	4,025	(4,025)	B	-	(4,025)	B	-
Derivative liabilities	-	370	-		370	-		370
Total liabilities	4,155	5,072	(4,600)		4,627	(4,600)		4,627

Commitments and contingencies	-	-	-		-	-		-
Class A ordinary shares; 1,186,952 shares subject to possible redemption (at redemption value)		12,835	(12,835)	D	-	(12,835)	D	-

Stockholders’ Equity
Series Seed Preferred stock	21	-	(21)	E	-	(21)	E	-
Series CF Non-voting Preferred stock	704	-	(704)	E	-	(704)	E	-
Preferred stock/ preference shares	-	-	-		-	-		-
Common stock/ ordinary shares	-		-		-	-		-
Non-voting Common stock	-		-		-	-		-
Subscription receivable	(16)	-	-		(16)	-		(16)
Additional paid-in capital	26,683	-	12,835	D	34,696	12,835	D	32,107
			725	E		725	E
			60,000	F		60,000	F
			(60,000)	F		(60,000)	F
			(690)	C		(690)	C
						(2,589)	H
			(4,857)	G		(4,857)	G
Accumulated deficit	(26,656)	(4,857)	4,857	G	(26,656)	4,857	G	(26,656)
Total stockholders’ equity	736	(4,857)	12,145		8,024	9,556		5,435
Total liabilities and stockholders’ equity	$4,891	$13,050	$(5,290)		$12,651	$(7,879)		$10,062

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

			No Redemption Scenario			Maximum Redemption Scenario
	Jet Token, Inc. (Historical)	Oxbridge Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$21,863	$-	$-		$21,863	$-		$21,863
Cost of revenues	19,804	-	-		19,804	-		19,804

Gross profit	2,059	-	-		2,059	-		2,059

Operating Expenses:
General and administrative	9,231	487	-		9,718	-		9,718
Sales and marketing	427	-	-		427	-		427
Research and development	137	-	-		137	-		137
Total operating expenses	9,795	487	-		10,282	-		10,282

Operating loss	(7,736)	(487)	-		(8,223)	-		(8,223)

Other income:
Other interest income	-	(4)	-		(4)	-		(4)
Interest earned on marketable securities held in trust	-	(960)	960	AA	-	960	AA	-
Change in fair value of warrant liabilities	-	(6,699)	-		(6,699)	-		(6,699)
Total other income	-	(7,663)	960		(6,703)	960		(6,703)

Loss before provision for income taxes	(7,736)	7,176	(960)		(1,520)	(960)		(1,520)

Provision for income taxes	2	-	-		2	-		2

Net (loss) income	$(7,738)	$7,176	$(960)		$(1,522)	$(960)		$(1,522)

Weighted average shares outstanding – basic and diluted	122,747,555	13,133,764			17,633,764			17,396,030
Net (loss) income per share - basic and diluted	$(0.06)	$0.55			$(0.09)			$(0.09)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Oxbridge Acquisition Corp, Inc. (“Oxbridge”) has been treated as the “accounting acquiree” and Jet Token, Inc. (“Jet Token”) as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Jet Token issuing shares for the net assets of Oxbridge, Inc., followed by a recapitalization. The net assets of Jet Token will be stated at historical cost. Operations prior to the Business Combination will be those of Jet Token.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Business Combination occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had been completed on January 1, 2022. These periods are presented on the basis of Jet Token as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of Jet Token, Inc. and Oxbridge included in the Form 8-K, and other financial information included elsewhere.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination and related transactions occurred as of the beginning of the period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

A.	Reflects the reclassification of marketable securities held in the Trust Account to cash and cash equivalents.

B.	Reflects the repayment of the promissory note and payment of deferred underwriting commissions both of which become payable upon the completion of a business combination.

C.	Represents acquisition-related transaction costs totaling $690,000 (all of which is expected to be classified as equity issuance costs). The transaction costs are $690,000 for Oxbridge. The total amount of transaction costs may vary if additional agreements are entered into prior to the Closing.

D.	Represents the conversion of Oxbridge’s Ordinary Shares to shares of common stock of the Domesticated Acquiror, par value $0.0001 per share, pursuant the Business Combination Agreement.

E.	Represents the conversion of Jet Token’s Series Seed Preferred Stock and Series CF Non-Voting Preferred Stock to shares of Jet Token common stock, par value $0.0000001 per share, pursuant the Business Combination Agreement.

F.	Represents recapitalization of Jet Token’s outstanding equity and the issuance of common stock and warrants to Jet Token shareholders as consideration for the reverse recapitalization. Warrants were valued at an estimated $60,000,000 using the Black-Scholes model and are considered equity issuance costs associated with the Business Combination, and thus are contained within additional paid-in capital.

G.	Reflects the reclassification of Oxbridge’s historical accumulated deficit.

H.	Reflects the redemption of 237,734 public shares for aggregate redemption payments of $2.6 million allocated to common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.89 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2022 are as follows:

AA.	Reflects elimination of investment income on the Trust Account.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared based on the following information:

For the Year Ended
December 31, 2022
Pro forma net loss	$(1,522)
Weighted average shares outstanding of common stock	17,633,764
Net loss per share - basic and diluted	$(0.09)

Excluded securities: (1)
Assumed options	3,082,233
Merger Consideration Warrants issued to Jet Token Shareholders	7,275,000
Assumed warrants	345,465
Public Warrants	11,500,000
Private Warrants	5,760,000
Restricted Stock Unit Awards	128,742

(1) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

Item 8.

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.1 to the Company’s Amendment No. 1 to the Offering Statement on Form 1-A, filed on December 12, 2019)

2.2	Bylaws, as amended (incorporated herein by reference to the copy submitted as Exhibit 2.2 to the Company’s Offering Statement on Form 1-A, filed on October 29, 2019)

4.1	Form of Subscription Agreement (incorporated herein by reference to the copy submitted as Exhibit 4.1 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A, filed on March 15, 2021)

4.2	Amended and Restated Irrevocable Power of Attorney (incorporated herein by reference to the copy submitted as Exhibit 4.2 to Amendment No. 3 to the Company’s Offering Statement on Form 1-A, filed on May 3, 2021)

6.1	WeWork Membership Agreement between the Company and 10845 Griffith Peak Drive Tenant LLC dated July 17, 2019 (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Company’s Amendment No. 1 to the Offering Statement on Form 1-A, filed on December 12, 2019)

6.2	Amendments to WeWork Membership Agreement between the Company and 10845 Griffith Peak Drive Tenant LLC dated November 25, 2020 and March 4, 2021, respectively (incorporated herein by reference to the copy submitted as Exhibit 6.2 to the Company’s Amendment No. 1 to the Offering Statement on Form 1-A, filed on March 15, 2021)

6.3	Executive Aircraft Management and Charter Services Agreement between Jet Token Management Inc., a subsidiary of the Company, and Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) dated as of November 16, 2020 (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Form 1-U filed on November 17, 2020)

6.4	2021 Stock Plan (incorporated herein by reference to the copy submitted as Exhibit 6.4 to the Company’s Form 1-K filed on April 30, 2021)

6.5	Offer Letter between the Company and George Murnane (incorporated herein by reference to the copy submitted as Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on October 29, 2019)

6.6	HondaJet Fleet Purchase Agreement, dated as of December 4, 2020, between Galilee LLC, a subsidiary of the Company, and Honda Aircraft Company, LLC (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Form 1-U filed on December 11, 2020)

6.7	Share Exchange Agreement, dated as of January 22, 2021, between the Company and Michael Winston (incorporated herein by reference to the copy submitted as Exhibit 6.10 to the Company’s Offering Statement on Form 1-A, filed on February 10, 2021)

6.8	Aircraft Lease, dated as of November 23, 2022, between Western Finance Company and a subsidiary of the Company (incorporated herein by reference to the copy submitted as Exhibit 6.11 to the Company’s Offering Statement on Form 1-A, filed on February 10, 2021)

6.9	Offer Letter between the Company and Patrick McNulty

6.10	Share Purchase Agreement by and among Jet Token Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Form 1-U filed on August 8, 2022)

6.11	Registration Rights Agreement by and among Jet Token Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated herein by reference to the copy submitted as Exhibit 6.2 to the Form 1-U filed on August 8, 2022)

6.12	Form of Warrant (incorporated herein by reference to the copy submitted as Exhibit 6.3 to the Form 1-U filed on August 8, 2022)

6.13	Business Combination Agreement and Plan Of Reorganization, dated February 24, 2023 (incorporated herein by reference to the copy submitted as Exhibit 6.1 to the Form 1-U filed on March 14, 2023)

8	Escrow Agreements (incorporated herein by reference to the copy submitted as Exhibit 8 to the Company’s Offering Statement on Form 1-A, filed on February 10, 2021 and the copy submitted as Exhibit 8 to Amendment No. 3 to the Company’s Offering Statement on Form 1-A, filed on February 13, 2020)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on March 27, 2023.

Jet Token Inc.
By	/s/ George Murnane
George Murnane
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ George Murnane
By George Murnane, Chief Executive Officer
Date: March 27, 2023

/s/ Michael D. Winston, CFA
By Michael D. Winston, CFA, as Executive Chairman (Director), Principal Financial Officer and Principal Accounting Officer
Date: March 27, 2023